Exhibit 2.4

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.

Execution Version

Agreement of Sale and Purchase of Membership Interests

BKV Corporation

as Seller

and

Sabre Energy Development LLC

as Buyer

Dated May 13, 2024

i

6.	DEFECTS		27

	(a)	Notice of Defects	27
	(b)	Nature of Title Defects	27
	(c)	Seller’s Response	30

7.	CERTAIN PRICE ADJUSTMENTS		30

	(a)	Procedures	30
	(b)	Certain Adjustments	31
	(c)	Title Benefits	33
	(d)	Limitations on Adjustments	34
	(e)	Defect Disputes	35

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		36

	(a)	Representations True and Correct	36
	(b)	Compliance with Covenants and Agreements	36
	(c)	Certain Claims; No Injunction	36
	(d)	Price Adjustment Limitations	36
	(e)	Closing Deliverables	36

9.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		37

	(a)	Representations True and Correct	37
	(b)	Compliance With Covenants and Agreements	37
	(c)	No Injunction	37
	(d)	Price Adjustment Limitations	37
	(e)	Closing Deliverables	37

10.	CLOSING		37

	(a)	Actions At Closing	37

11.	ADJUSTMENTS TO THE PURCHASE PRICE		39

	(a)	Adjustments to the Initial Purchase Price	39
	(b)	Initial Adjustment at Closing	41
	(c)	Adjustment Post Closing	42

12.	CHANGE OF COMPANY NAME		44

13.	TERMINATION		44

	(a)	Termination	44
	(b)	Effect of Termination	45

14.	INDEMNIFICATION		46

	(a)	Seller Indemnification	46
	(b)	Buyer Indemnification	47
	(c)	Indemnification Procedures	47
	(d)	Limits on Indemnification	48
	(e)	EXPRESS NEGLIGENCE	49

ii

15.	COMMISSIONS		50

16.	CASUALTY LOSS		50

17.	NOTICES		50

18.	RECORDS		51

19.	TAX MATTERS		51

	(a)	Company Taxes	51
	(b)	Tax Returns	52
	(c)	Cooperation	52
	(d)	Tax Refunds	53
	(e)	Intended U.S. Federal Income Tax Treatment; Purchase Price Allocation	53
	(f)	Tax Contests	54
	(g)	Tax-Deferred Exchange	54
	(h)	Transfer Taxes	55

20.	MISCELLANEOUS MATTERS		55

	(a)	Further Assurances	55
	(b)	Regulatory Approvals	55
	(c)	Parties Bear Own Expenses/No Special Damages	55
	(d)	Entire Agreement	56
	(e)	Amendments, Waivers	56
	(f)	Choice of Law	56
	(g)	Venue; Jurisdiction; Waiver of Jury Trial	57
	(h)	Headings, Time of Essence, Etc.	57
	(i)	No Assignment	58
	(j)	Successors and Assigns	58
	(k)	Counterpart Execution	58
	(l)	Exclusive Remedy; Waiver	58
	(m)	No Third-Person Beneficiaries	58
	(n)	Severability	59
	(o)	No Recourse	59
	(p)	Retention of Counsel	60
	(q)	Definitions	60
	(r)	Interpretation	74

iii

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase (“Agreement”) dated May 13, 2024 is by and among BKV Corporation, a Delaware corporation (“Seller”), and Sabre Energy Development LLC, a Delaware limited liability company ( “Buyer”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Interests”) of BKV Chaffee Corners, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns the Properties (as defined herein), which include certain properties located in Bradford and Susquehanna Counties, Pennsylvania; and

WHEREAS, Buyer desires to purchase and Seller desires to sell the Interests pursuant and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller (each, a “Party” and collectively, the “Parties”) agree as follows:

W I T N E S S E T H:

1.             Membership Interests to be Sold and Purchased. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms, conditions and provisions herein contained, the Interests.

2.             Purchase Price.

(a)             Purchase Price to be Paid for the Interests. The purchase price for the Interests shall consist of One Hundred and Five Million U.S. Dollars (U.S. $105,000,000.00) in cash (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the Parties, being herein called the “Initial Purchase Price”). The Initial Purchase Price shall be adjusted as provided in Section 11 hereof (the Initial Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”). The Purchase Price shall be paid as hereinafter provided.

(b)             Deposit.

(i)             Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver via wire transfer of immediately available funds to the account designated by the Escrow Agreement cash equal to ten percent (10%) of the Initial Purchase Price as a deposit (such amount, together with any and all interest and earnings accrued thereon under the Escrow Agreement after the date of this Agreement, the “Deposit”).

(ii)            The Deposit shall be retained by the Escrow Agent to be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, including, that, in the event of a termination of this Agreement, the Deposit shall be disbursed to Seller or Buyer as provided in Section 13(b). Buyer shall be responsible for the fees of the Escrow Agent in connection with the Escrow Agreement.

(c)             Payments Made at Closing. In the event that Closing occurs, at the Closing Buyer shall pay to Seller (or its designees as set forth in the Preliminary Settlement Statement) cash equal to the remainder of (A) the Purchase Price as determined pursuant to Section 11(b) minus (B) the Deposit (the “Closing Payment”). All cash payments by Buyer pursuant to this Section 2 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Seller in the Preliminary Settlement Statement.

(d)             Withholding. Seller, Buyer, and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable or deliverable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any other applicable provision of Tax law; provided, that other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the IRS Form W-9 described in Section 10(a)(viii), the applicable Withholding Agent shall, prior to any deduction or withholding, use commercially reasonable efforts to notify the applicable payee of any anticipated deduction or withholding, and reasonably cooperate with the applicable payee to minimize the amount of any applicable deduction or withholding to such affected Person. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.             Representations of Seller.

(a)             Representations. Seller represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, the following statements are and shall be true and correct:

(i)             Organization and Qualification.

(1)             Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to own the Properties with all applicable Governmental Authorities having jurisdiction over the Properties or the Company, to the extent such qualification is necessary or appropriate to carry on the Company’s business as now being conducted (including, without limitation, meeting all bonding requirements of any applicable Governmental Authorities).

(2)             The Company was formed as a Delaware limited liability company on February 11, 2016 for the sole purpose of acquiring and owning the Oil and Gas Properties described on Exhibit A-1, Exhibit A-2 and Exhibit A-3 and the Midstream Assets described and depicted on Exhibit A-4, together with any other ancillary or associated assets or properties, and except as set forth on Schedule 3(a)(i) of the Disclosure Schedule (herein called the “Disclosure Schedule”) attached hereto as Schedule I, since such date the Company has not engaged in any other material business or operations.

(ii)           Due Authorization. Seller has full power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be at the Closing a party and to consummate the transactions contemplated hereby and thereby. Seller has taken all proper and necessary action to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is or will be at the Closing a party and the consummation of the transactions contemplated hereby and thereby. The Company has full power and authority to enter into, deliver and perform its obligations under each of the Transaction Documents to which it will be at the Closing a party and to consummate the transactions contemplated thereby. The Company has taken all proper and necessary action to authorize the execution and delivery of each of the Transaction Documents to which it will be at the Closing a party and the consummation of the transactions contemplated thereby.

(iii)           Valid, Binding and Enforceable. This Agreement constitutes (and the other Transaction Documents provided for herein to be delivered by Seller and the Company at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller and the Company, as applicable, enforceable in accordance with their respective terms, except as limited by bankruptcy or other Applicable Laws governing creditor’s rights or as limited by general equity principles (regardless of whether that enforceability is considered in a Proceeding at law or in equity) (the “Enforceability Exceptions”).

(iv)          Litigation. Except as set forth in Schedule 3(a)(iv), (1) there are no pending, or to Seller’s Knowledge, threatened, Proceedings (A) against Seller that would prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or by the other Transaction Documents to which Seller is, or will be at Closing, a party, (B) in which the Company is a party or (C) in which any of Seller or its Affiliates (including the Company) is a party that affect the Properties (including, without limitation, any actions challenging or pertaining to the Company’s title to any of the Properties), and (2) there are no Orders (I) binding on Seller that would prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or by the other Transaction Documents to which Seller is, or will be at Closing, a party or (II) binding on the Company or, to Seller’s Knowledge, any of the Properties.

(v)            Capitalization of the Company. The Interests constitute all of the issued and outstanding equity interests of the Company. All of the Interests have been validly issued, fully paid and nonassessable, and have not been issued in violation of any Applicable Law or preemptive or similar rights. No preemptive rights or rights of first refusal exist with respect to the Interests, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, preemptive rights, repurchase rights, rights of first refusal or offer, tag along or drag along rights or other agreements or commitments of any kind that could require the Company to issue or sell any ownership interest or entitle any Person to purchase or otherwise acquire any equity interest of the Company. There are no proxies, voting rights, member agreements, voting trusts or other agreements or understandings with respect to any of the Interests. There are no Contracts obligating the Company to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any limited liability company interests or obligating the Company to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any limited liability company interests. The Company has no, and never has had any, Subsidiaries, and owns no, and never has owned any, equity interest in any other entity. Prior to the date of this Agreement, Seller has made available to Buyer true and complete copies of each Governing Document of the Company and all amendments or modifications thereto.

(vi)          No Conflicts.

(A)             The execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller and the Company of each of the other Transaction Documents to which such Person is or will be at the Closing a party and consummation of the transactions contemplated hereby and thereby by such Person will not, (I) violate or be in conflict with, or require the consent of any Person which has not been obtained under, any provision of Seller’s Governing Documents, (II) conflict with, result in a breach of, constitute a default under, or give rise (or an event that with the lapse of time or notice, or both would constitute a default or give rise) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, guaranty, mortgage or indenture, or any Contract to which Seller is a party or by which Seller may be bound, or (III) violate any provision of, or require any consent, authorization or approval under, any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation (an “Order”) applicable to Seller or any Applicable Law, except in the cases of clauses (II) and (III), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect.

(B)             The execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller and the Company of each of the other Transaction Documents to which such Person is or will be at the Closing a party and consummation of the transactions contemplated hereby and thereby by such Person will not, (I) violate or be in conflict with, or require the consent of any Person under, any provision of the Company’s Governing Documents, (II) conflict with in any material respect, result in a material breach of, constitute a default under, or give rise (or an event that with the lapse of time or notice, or both would constitute a default or give rise) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, guaranty, mortgage or indenture, or any Contract to which the Company is a party or by which the Company may be bound or by which the Interests or the Properties are bound, (III) violate in any material respect any provision of, or require any consent, authorization or approval under, any Order applicable to the Company or any Applicable Law, or (IV) result in the creation of any Lien on any of the Interests or, to Seller’s Knowledge, any material Lien (other than Permitted Encumbrances) on any of the Properties.

(C)             Seller has delivered to Buyer true, correct and complete copies of each of the consents described on Schedule 3(a)(vi)(C) prior to the date hereof, and each of such consents is in full force and effect.

(vii)         Contracts. Part 1 of Schedule 3(a)(vii) of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts as of the date of this Agreement; provided that with respect to any Material Contract entered into by a Third Party operator of the Properties on behalf of the Company, this representation and warranty is limited to such Material Contracts of Seller’s Knowledge. Prior to the date of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all amendments or modifications thereto; provided that with respect to any Material Contract entered into by a Third Party operator of the Properties on behalf of the Company, this representation and warranty is limited to such Material Contracts of Seller’s Knowledge. Except as disclosed on Part 2 of Schedule 3(a)(vii) of the Disclosure Schedule, (A) each Material Contract is in full force and effect and enforceable in accordance with its terms against the Company and, to Seller’s Knowledge, the other parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, (B) the Company is not in material breach or material default under any Material Contract, (C) no written notice of material breach or material default has been received or delivered by the Company or its Affiliates under any Material Contract, (D) there are no current notices that have been received by the Company or its Affiliates of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract, and (E) solely during the period of Seller’s indirect ownership of the Properties, no event has occurred nor has any party to a Material Contract taken or failed to take any action that, with the giving of notice or the passage of time or both, would constitute a material breach or material default by the Company or, to Seller’s Knowledge, any other party to such Material Contract.

(viii)        Preferential Rights; Consents.

(A)             Except as set forth in Schedule 3(a)(viii) of the Disclosure Schedule, there are no preferential rights to purchase, rights of purchase, rights of first refusal or rights of first offer (I) affecting any of the Interests, (II) affecting any of the Properties that, individually or in the aggregate, have Allocated Amounts in excess of twenty-five percent (25%) of the Initial Purchase Price, or (III) to Seller’s Knowledge, other than any Preferential Rights described in clause (II), affecting any of the Properties, in any case of the foregoing clauses (I), (II) and (III), that could be or have been invoked in connection with the sale and purchase of the Interests (“Preferential Rights”).

(B)             Except as set forth in Schedule 3(a)(viii) of the Disclosure Schedule, there are no Required Consents necessary for the consummation of the transactions contemplated hereunder at Closing, including the assignment of the Interests from Seller to Buyer.

(ix)           Permits. To Seller’s Knowledge, the applicable Third Party operator of the Properties has obtained, and is and has been in material compliance with, all material federal, state and local governmental licenses, authorizations, consents, certificates, registrations, approvals and permits (collectively, “Permits”) necessary or appropriate to operate the Properties and operate its business and, to Seller’s Knowledge, such Permits are in full force and effect.

(x)            Wells. Except for Wells listed on Schedule 3(a)(x) of the Disclosure Schedule, to Seller’s Knowledge, (A) there are no dry holes, or shut in or otherwise inactive Wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for Wells that have been properly plugged and abandoned in accordance with all Applicable Laws, (B) no Well is subject to penalties on allowable production after the Effective Date because of any overproduction, and (C) there is no Well included in the Oil and Gas Properties that has been drilled and completed in a manner that is not within the limits permitted by all Applicable Laws, Permits, Leases and Contracts.

(xi)           Payment of Expenses. To Seller’s Knowledge, all expenses of $100,000 or more (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, but excluding Taxes) relating to the ownership of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Company in a manner consistent with the Company’s customary practices and procedures, except such expenses as are disputed in good faith by the Company and for which adequate accounting reserves have been established by the Company, which are set forth in Schedule 3(a)(xi) of the Disclosure Schedule.

(xii)          Compliance with Laws. Except as disclosed on Schedule 3(a)(xii) of the Disclosure Schedule, the Company and, to Seller’s Knowledge, the Properties have been and currently are in compliance in all material respects with the provisions and requirements of all Applicable Laws. Except as disclosed on Schedule 3(a)(xii) of the Disclosure Schedule, neither Seller, the Company nor any Affiliates of Seller or the Company have received any written notice from any Governmental Authority or any other Person that Seller, the Company, any Affiliates of Seller, or, to Seller’s Knowledge, the Properties are in violation of, or has violated, any Applicable Laws. None of the representations and warranties contained in this Section 3(a)(xii) shall be deemed to relate to environmental matters (which are governed by Section 3(a)(xxiii)) or Tax matters (which are governed by Section 3(a)(xv)).

(xiii)         Financial Statements. Seller has delivered to Buyer complete and accurate copies of the unaudited financial statements of the Company, which comprise the balance sheets of the Company for the fiscal years ended 2023 and 2022 and as of March 31, 2024, and the related statement of income and members’ equity for each of the applicable years or period then ended (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and results of operations and members’ equity of the Company as of the dates and for the periods indicated and have been prepared in accordance with GAAP, consistently applied (except with respect to the pro forma adjustment to eliminate receivables from the parent and that the unaudited financial statements included in the Financial Statements have been presented without any notes thereto, and do not include normal, recurring year-end adjustments, none of which, if made, would be material). The balance sheet of the Company as of March 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(xiv)         Absence of Undisclosed Liabilities. Except for (a) Liabilities reflected or reserved against in the Financial Statements, (b) Liabilities disclosed on Schedule 3(a)(xiv) of the Disclosure Schedule, and (c) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (other than such Liabilities that relate to or arise from any tortious conduct or the breach or violation of any Contract, Permit or Applicable Law), the Company has no Liabilities that are of a type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities which are not, individually or in the aggregate, material to the Company.

(xv)          Taxes. Except as disclosed on Schedule 3(a)(xv) of the Disclosure Schedule:

(A)             All Tax Returns required to have been filed by the Company or with respect to the Properties, in each case, have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after taking into account any valid extension of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes that are required to have been paid by or with respect to the Company or the Properties (whether or not shown on any Tax Return), in each case, have been duly and timely paid.

(B)             The Company has complied with all Applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws.

(C)             No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(D)             All deficiencies asserted or assessments made as a result of any examinations (or otherwise) by any Taxing Authority with respect to the Tax Returns or Taxes of the Company or the Properties have been fully paid, and there are no audits, investigations, examinations or other proceedings conducted by any Taxing Authority currently in progress or pending, and neither Seller nor the Company has received any written notice from any Taxing Authority that it intends to conduct such an audit, investigation, examination or proceeding.

(E)             Seller is not a foreign person within the meaning of Section 1445 of the Code.

(F)             The Company is not a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (other than, in each case, commercial agreements or contracts containing customary provisions and entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(G)             The Company does not have any liability for the Taxes of any other Person (I) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law) or (II) as a transferee or successor, by contract or otherwise (other than, in each case, with respect to any commercial agreements or contracts containing customary provisions and entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(H)             There are no outstanding Liens or other encumbrances on the Interests or any of the Properties (other than Liens for Taxes not yet due and payable), in each case, that arose in connection with any failure (or alleged failure) to pay any Tax.

(I)              The Company has not made an election to be treated as a corporation for U.S. federal income tax purposes, and at all times since its formation, the Company has been owned entirely by Seller and classified for U.S. federal income tax purposes as an entity disregarded as separate from Seller, as described in Treasury Regulation Section 301.7701-2(c)(2).

(J)              None of the Properties are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(K)             Neither the Company nor any Person on its behalf has (i) executed or entered into any closing agreement with any Taxing Authority, (ii) granted any extensions or waivers of any statute of limitations of any jurisdiction for the assessment or collection of any Taxes of the Company or Taxes imposed on the Properties, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(L)             Neither the Company nor any predecessor of the Company has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations) or under any similar provision of state, local or non-U.S. law.

(M)             The Company has not conducted any business, owned any property, or established nexus for Tax purposes, in any state other than Pennsylvania.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3(a)(xv) and Section 3(a)(xvii) are the only representations and warranties in this Agreement with respect to the Tax matters of the Seller and the Company.

(xvi)        Lease Provisions. To Seller’s Knowledge, all material Royalties and other payments due under the Leases described in Exhibit A-1 and Exhibit A-3 have been promptly and fully paid to the proper Person or Governmental Authority, except amounts that are being properly held in suspense or contested in good faith (1) attributable to overriding royalty interests which are subject to pending litigation, or (2) as a result of title issues and that do not provide any third party a right to cancel any such Lease as disclosed on Schedule 3(a)(iv) of the Disclosure Schedule.

(xvii)       Employee Matters.

(A)             The Company does not employ nor has it at any time employed any Person. The Company is not and has never been a party or subject to any labor union or collective bargaining Contract or obligations under any such Contract. There is no pending, and there has not been any, or, to the Seller’s Knowledge, threatened strike, lockout, boycott, picketing, work stoppage, unfair labor practice charge, or other labor dispute affecting the Company. The Company is and has been in compliance with all Applicable Laws relating to terms or conditions of employment or labor or employment practices, including as it relates to hiring, worker classification as exempt or non-exempt under the Fair Labor Standards Act or similar state law, worker classification as employee or independent contractor, compensation, training, wage and hour, immigration, employment eligibility verification, privacy, occupational health and safety, accommodations, equal employment opportunity, pay equity, harassment, discrimination, retaliation, whistleblower, record retention, notice, wage payment and deduction, unemployment, collective bargaining, Taxes, discipline and termination. The Company has properly classified each of its current and former independent contractors as independent contractors and not employees for all purposes, and has paid each such independent contractor all compensation due and payable.

(B)             The Company does not sponsor, maintain, contribute to or have any Liability with respect to, nor has it at any time sponsored, maintained, contributed to or had any Liability with respect to (nor is it or has it ever been obligated to contribute to) any Benefit Plan. The Company does not owe, nor is it obligated to pay any time after the Effective Date, any payments or other compensation to, nor has it at any time paid or compensated, any officers, managers or directors of the Company, and the Company after Closing shall owe no obligations to any officers, managers or directors of the Company.

(xviii)      Insurance. Part 1 of Schedule 3(a)(xviii) of the Disclosure Schedule sets forth all insurance policies maintained by the Company (or maintained by Seller or any Affiliate of Seller or the Company with respect to the business of the Company) (collectively, “Insurance Policies”). Except as set forth on Part 2 of Schedule 3(a)(xviii) of the Disclosure Schedule, all Insurance Policies are in full force and effect on the date of this Agreement and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights. The Company is not in material default under any provisions of any such Insurance Policy, nor the Company or any of its Affiliates received written notice of cancellation of any Insurance Policy, nor has the Company failed to timely report any material claim or reportable incident under such Insurance Policies.

(xix)         Production Sales Contracts. To Seller’s Knowledge, the Third Party operator of the Oil and Gas Properties is presently receiving a price for all production from (or attributable to) each Well covered by a production sales contract or other arrangement computed in accordance with the terms of such Contract, and deliveries of gas from any Oil and Gas Property subject to such a Contract are not being curtailed substantially below such Property’s delivery capacity except as noted in Schedule 3(a)(xix) of the Disclosure Schedule and except to the extent of temporary and occasional operational curtailments. To Seller’s Knowledge, the Third Party operator of the Properties is not withholding from, or failing to remit to, the Company any material amounts required under applicable Contracts to be remitted to the Company.

(xx)          AFE’s. To Seller’s Knowledge, (A) except as set forth on Part 1 of Schedule 3(a)(xx) of the Disclosure Schedule, as of the date of this Agreement, there is no individual outstanding drilling proposal, call for payment under an authority for expenditures or budgeted capital expenditure under any Contract relating to the Company’s interest in the Oil and Gas Properties or the Midstream Systems which exceeds $100,000 (net to the Company’s interest in the Oil and Gas Properties or the Midstream Systems, as applicable); and (B) Part 2 of Schedule 3(a)(xx) sets forth, as of the date of this Agreement, the aggregate amount of all Property Costs actually paid by or on behalf of Seller or any of its Affiliates (including the Company) or for which there is an outstanding drilling proposal, call for payment under an authority for expenditure or similar request or invoice for funding, in each case, in connection with the operations described on Schedule 3(a)(xx).

(xxi)         Payout Balances. To Seller’s Knowledge, Schedule 3(a)(xxi) sets forth the payout balances (net to the Working Interest of the Company) as of the date set forth on such schedule, for each Well listed on Exhibit A-2 that is subject to a Working Interest or Net Revenue Interest reversion or other Working Interest or Net Revenue Interest adjustment at some level of cost recovery or payout.

(xxii)        Title to the Interests. Seller is the record and beneficial owner of all of the Interests, free and clear of all Liens, other than (a) as of the date hereof only, Liens securing the obligations of the Seller or the Company under the Credit Agreement or any hedge agreement that may be secured by the same collateral as the Credit Agreement, in each case, that will be released at or prior to the Closing or (b) as of the date hereof and as of Closing, restrictions on transfer that may be imposed by federal or state securities laws. At the Closing, the delivery by Seller to Buyer of the Assignment will vest Buyer with good and valid title to, all of the Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities laws.

(xxiii)       Environmental Laws. Except as provided in Sections 6 and 7, this Section 3(a)(xxiii) shall be the sole and exclusive representation or warranty that shall apply to all matters relating to Applicable Environmental Laws.

(A)             To Seller’s Knowledge, the Properties and Company’s and its Affiliate’s ownership and (any Third Party operator’s) operation of Properties are in compliance in all material respects with the requirements of all Applicable Environmental Laws;

(B)             Neither Seller nor its Affiliates has caused, nor to Seller’s Knowledge, have any applicable Third Parties operating the Properties caused, the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the Properties, except in accordance in all material respects with all Applicable Environmental Laws;

(C)             All material permits, licenses, approvals, consents, certificates and other authorizations required by Applicable Environmental Laws with respect to the ownership or, to Seller’s Knowledge, the operation of the Properties by applicable Third Parties, or for the generation, use or disposal of Hazardous Substances arising from operations on the Properties (the “Environmental Permits”) have been properly obtained and are valid and in full force and effect, to Seller’s Knowledge, are not subject to challenge that would result in any adverse modification or termination, and the Properties and Seller’s or any Affiliates of Seller ownership of the Properties, and to Seller’s Knowledge, the operation of the Properties by applicable Third Parties, are in compliance in all material respects with the Environmental Permits;

(D)             (i) To Seller’s Knowledge, there are no facts, conditions, or circumstances in connection with, related to or associated with the Properties, or otherwise associated with operation on the Properties, in violation or potential violation of Applicable Environmental Laws, and (ii) to Seller’s Knowledge, there are no Proceedings or claims by any Person alleging noncompliance with or violation of any Applicable Environmental Law or otherwise asserting that Seller, any Affiliate of Seller, any Third Party operator or the ownership or operation of any thereof, gives rise to any liability under or in connection with any Applicable Environmental Law, Environmental Permit or authorization issued pursuant to Applicable Environmental Laws; and

(E)             To Seller’s Knowledge, there are no (i) Hazardous Substances that have been disposed of or released on, in, from or under the Properties that could reasonably be expected to result in noncompliance with or a violation of any Applicable Environmental Law, (ii) claims of exposure to or damage from any Hazardous Substances or any other material arising from the Properties or operations on the Properties, or (iii) liabilities or obligations under any Applicable Environmental Law or Environmental Permits to perform remediation, removal, response, restoration, abatement, investigation or monitoring.

(xxiv)       Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 3(a)(xxiv) of the Disclosure Schedule, (A) the business of the Company has been conducted in all material respects in the Ordinary Course of Business and (B) there has not been an event, occurrence or development that has had a Material Adverse Effect.

(xxv)        Bank Accounts; Officers; Powers of Attorney. Schedule 3(a)(xxv) of the Disclosure Schedule sets forth (A) the names and locations of all banks and other financial institutions and depositories at which the Company maintains accounts of any type or safe deposit boxes, and also lists the account number of each such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box, (B) an accurate and complete list of all officers, directors and managers of the Company and (C) a complete list of all Persons holding powers of attorney issued by the Company that will remain in effect as of the Closing Date.

(xxvi)       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer or any of its Affiliates (or, after the Effective Date, the Company) will be responsible.

(xxvii)      Credit Support Obligations. Except as set forth on Schedule 3(a)(xxvii), there are no cash deposits, guarantees, letters of credit, surety bonds, and other forms of credit assurance or credit support provided by the Company, or by Seller or any of its Affiliates (other than the Company) on behalf of the Company, in support of the obligations of the Company to any Governmental Authority, Contract counterparty, or other Person related to the ownership of the Properties.

(xxviii)     Suspense Funds. Neither the Company, Seller nor any Affiliate of Seller is holding in suspense any share of Hydrocarbon proceeds attributable to the Company’s interests in the Oil and Gas Properties. To Seller’s Knowledge, as of the date of this Agreement and except as set forth on Schedule 3(a)(xxviii), no share of Hydrocarbon proceeds attributable to the Company’s interests in the Oil and Gas Properties to which the Company is entitled is currently being held in suspense by the applicable Third Party operator or payor thereof.

(xxix)       Imbalances. To Seller’s Knowledge, except as set forth in Schedule 3(a)(xxix), the Properties are not subject to any material Imbalances as of the date set forth on such Schedule.

(xxx)        Payments for Production. To Seller’s Knowledge, except for Imbalances, which are addressed in Section 3(a)(xxix), the Company is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company’s interest in the Properties at some future time without receiving full payment therefor at or after the time of delivery.

(xxxi)       Leases. (A) Neither the Company nor any Affiliate of the Company has received any unresolved written notices alleging any material default or breach under any Lease by the Company or, to Seller’s Knowledge, the Company’s predecessor in interest; and (B) neither the Company nor any Affiliate of the Company has received any unresolved written notice seeking to terminate or materially amend any of the Leases. To the Seller’s Knowledge, no event has occurred which (with notice or lapse of time, or both) would constitute a material default under any Lease or give the Company or any other party to any Lease the right to terminate or modify any Lease, in each case, that remains unresolved.

(xxxii)       Non-Consent Elections. Except as set forth on Schedule 3(a)(xxxii), the Company and its Affiliates have not elected (and were not deemed to have elected) not to participate in any operation or activity proposed with respect to the Properties and with respect to which the Company or its Affiliates have not yet recovered its full participation.

(xxxiii)     Condemnation. As of the date of this Agreement, to Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation.

(xxxiv)     Books and Records. The Company maintains all books of account and other business records (including the Records) required by (and in accordance with) Applicable Law and necessary to conduct the business of the Company in accordance with its past practices, consistently applied, and in compliance with all Applicable Laws.

(xxxv)      Indebtedness. Except for any Indebtedness under the Credit Agreements, as of the date of this Agreement, the Company has no outstanding Indebtedness. As of the Closing, the Company has no outstanding Indebtedness.

(xxxvi)     Bankruptcy. There are no bankruptcy, reorganization, or receivership Proceedings pending against, being contemplated by, or, to Seller’s Knowledge, threatened in writing against, the Company. The Company (A) is not insolvent, (B) is not in receivership or dissolution, (C) has not made any assignment for the benefit of creditors, (D) has not admitted in writing its inability to pay its debts as they mature, (E) has not been adjudicated bankrupt and (F) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy laws or any other similar laws, nor has any such petition been filed against the Company. In completing the transactions contemplated by this Agreement, Seller does not intend to hinder, delay or defraud any present or future creditors of the Company.

(xxxvii)    Sufficiency of Assets. The Properties (including the Midstream Assets) currently owned by the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted in the twelve month period prior to the Closing, and the Company owns no other material assets or properties other than the Properties.

(xxxviii)   Midstream Assets.

(A)             The Company has good and valid right, title and interest in and to (i) the Midstream Assets and (ii) the Surface Rights and Rights of Way appurtenant to and used or held for use in connection with the ownership or operation of the Midstream Assets, in each case described in subsections (i) and (ii), free and clear of all Liens except for Permitted Encumbrances. The Company has not transferred, conveyed or sold to any Person any interest in any Midstream Asset or in any other asset that is included in the definition of “Midstream Assets” under and subject to that certain Agreement for the Construction, Ownership and Operation of Midstream Assets in Northern Pennsylvania, between Talisman Energy USA, Inc., Range Resources-Appalachia, LLC and Abarta Oil & Gas Co., Inc., dated October 1, 2010.

(B)             To Seller’s Knowledge, (i) the tangible Midstream Assets are in good condition and repair taken as a whole (ordinary wear and tear excepted and taking into account the age, history, and use) and (ii) maintenance has not been deferred on any such assets in contemplation of the transaction contemplated hereby.

(C)             Except as set forth on Schedule 3(a)(xxxviii)(C), (i) neither the Company nor any of its Affiliates has received any unresolved written notices alleging any material default or material breach under any Surface Rights and Rights of Way by the Company or any of its Affiliates, or, to Seller’s Knowledge, their predecessors in interest, (ii) neither the Company nor any of its Affiliates has received any unresolved written notice seeking to terminate any of the Surface Rights and Rights of Way except where such termination would not reasonably be expected to have a material and adverse impact on the business of the Company as currently conducted, and (iii) to Seller’s Knowledge, none of the Surface Rights and Rights of Way contain express provisions that materially impede or restrict operations as currently conducted on the lands underlying the Leases.

(xxxix)      Special Warranty. The Company holds Defensible Title to each of the Oil and Gas Properties, in each case, free and clear of any claims against any Person whatsoever lawfully claims or purports to claim title to the same or any part thereof, solely to the extent arising by, through or under the company or its Affiliates (including, prior to Closing, Seller or its Affiliates), but not otherwise, subject, however to Permitted Encumbrances (the representation and warranty set forth in this Section 3(a)(xxxix) is referred to as the “Special Warranty of Title”).

(xl)           Certain Real Property Interests. The Company owns no, and has never owned any, Owned Real Property or Leased Real Property.

(xli)          Anti-Corruption Matters. (A) Seller, the Company and, to Seller’s knowledge (as defined in the FCPA), their respective officers, directors and employees, are currently, and for the past five (5) years have been, in compliance with all Anti-Corruption Laws applicable to Seller or the Company, and (B) neither Seller, the Company nor, to Seller’s knowledge (as defined in the FCPA), any of their respective officers, directors, employees, or any other Person working on behalf of the Seller or Company have, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value (including any facilitation payment) to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; or (iii) any other Person, for the purpose of securing any improper business advantage or otherwise in violation of any Anti-Corruption Laws applicable to Seller or the Company.

(xlii)         Trade Control Laws. None of the Seller, the Company, nor any of their respective directors, officers, or employees, nor, to Seller’s Knowledge, any other Person working on behalf of the Company (A) has directly or, to Seller’s Knowledge, indirectly, during the past five (5) years violated any export, reexport, import, antiboycott, or economic sanctions applicable to Seller or the Company (“Trade Control Laws”); (B) is targeted, blocked, or otherwise the subject of sanctions prohibitions or restrictions under any applicable Trade Control Laws (including but not limited to being, or being owned 50% or more by one or more Specially Designated Nationals or other U.S. sanctions targets); (C) is located, organized, or resident in any country or territory subject to a comprehensive economic sanctions embargo under applicable Trade Control Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine); or (D) has during the past five (5) years been the subject or target of any enforcement, administrative, civil or criminal action, disclosure, or, to Seller’s Knowledge, investigation, relating to applicable Trade Control Laws.

(b)             Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3(a) ABOVE AND SET FORTH IN THE OTHER TRANSACTION DOCUMENTS ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE PROPERTIES, THE COMPANY AND THE INTERESTS, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, SELLER MAKES NO OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. AT CLOSING (ASSUMING COMPLIANCE BY SELLER WITH ITS OBLIGATIONS UNDER THIS AGREEMENT) BUYER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). ALSO WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES (INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM PREPARED BY EVERCORE GROUP L.L.P. DATED DECEMBER 14, 2023 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM). EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED HEREIN, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c)             Disclosures. The matters set forth on the Disclosure Schedule are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed. Each disclosure in the Disclosure Schedule shall be deemed to qualify the other representations and warranties of Seller notwithstanding the lack of a specific cross-reference where the applicability of such disclosure to such other representation or warranty is readily apparent on the face of such disclosure.

4.             Representations of Buyer. Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date, the following statements are and shall be true and correct:

(a)             Organization and Qualification. Buyer is a limited liability company duly organized and legally existing and in good standing under the laws of the State of Delaware.

(b)             Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(c)             Valid, Binding and Enforceable. This Agreement constitutes (and the other Transaction Documents provided for herein to be delivered by Buyer at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by Enforceability Exceptions.

(d)             No Conflicts. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate or be in conflict with, or require the consent of any Person under, any provision of Buyer’s Governing Documents, (ii) conflict with, result in a breach of, constitute a default under, or give rise (or an event that with the lapse of time or notice, or both would constitute a default or give rise) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, guaranty, mortgage or indenture, or any Contract to which Buyer is a party or by which Buyer may be bound or (iii) violate any provision of or require any consent, authorization or approval under any Order applicable to Buyer, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(e)             No Litigation. There are no pending Proceedings in which Buyer is a party (or, to Buyer’s Knowledge, which have been threatened to be instituted against Buyer) which would be reasonably likely to prevent or materially delay the execution and delivery of this Agreement by Buyer or the ability of Buyer to consummate of the transactions contemplated hereby or perform its obligations hereunder.

(f)             No Distribution. Buyer is acquiring the Interests for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (the “Securities Act”) (and the rules and regulations pertaining thereto), or in violation of any other applicable securities laws, rules or regulations.

(g)             Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Interests) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Interests. Buyer is able to bear the risks of the acquisition of the Interests, and assumption of the obligations, in accordance with and as set forth in this Agreement. Buyer acknowledges that the Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(h)             Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Interests involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Interests or made any findings or determination as to the fairness of an investment in the Interests or the accuracy or adequacy of the disclosures made to Buyer, and (iii) except as expressly set forth in Section 13 of this Agreement, Buyer shall not be entitled to cancel, terminate or revoke this Agreement.

(i)              Funds. Buyer has or will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to pay the amounts due at Closing.

(j)              Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that at Closing (assuming compliance by Seller with its obligations under this Agreement) it will have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, or to the accuracy or completeness of any information regarding Seller or the Company furnished or made available to Buyer and its Representatives, except as expressly set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedule) or the other Transaction Documents.

(k)             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller or any of its Affiliates will be responsible.

(l)             Bankruptcy. There are no bankruptcy, reorganization, or receivership Proceedings pending against, being contemplated by or threatened in writing against, Buyer. Buyer (A) is not insolvent, (B) is not in receivership or dissolution, (C) has not made any assignment for the benefit of creditors, (D) has not admitted in writing its inability to pay its debts as they mature, (E) has not been adjudicated bankrupt and (F) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy laws or any other similar laws, nor has any such petition been filed against the Buyer.

5.             Certain Covenants of Seller and Buyer Pending Closing. Between the date of this Agreement and the Closing Date:

(a)             Access by Buyer.

(i)             Access. From the date hereof until the Closing Date, Seller will or will cause the Company to (A) give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date, access to personnel of Seller or its Affiliates who are familiar with the Properties and all Records pertaining to the Company or the ownership of the Properties (including, without limitation, title files, division order files, and Tax records) in the possession or control of Seller or the Company, for the purpose of conducting a customary due diligence review of the Properties and the Company and (B) reasonably cooperate and assist Buyer in obtaining permission from the Third Party operator(s) of the Properties for Buyer and its Representatives to have reasonable access to the Properties, but in each case (x) only to the extent that Seller may do so without violating any obligations to any Third Party or Applicable Laws and (y) only to the extent that Seller has authority to grant such access or assist without breaching any restriction legally or contractually binding on Seller, and provided that Seller shall not be required to bear any costs payable to third Persons as part of such cooperation or assistance (and, subject to such limitations, so long as Seller and its Affiliates have reasonably cooperated and assisted in accordance with this Section 5(a)(i)), Seller shall have no liability to Buyer for failure to obtain any such other Person’s permission; and provided further, however, that any access or cooperation requested by Buyer shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company or Seller or its Affiliates. Buyer acknowledges that any access to the Properties operated by a Third Party may be subject to any required consent of such Third Party operator (including, for the avoidance of doubt, any such consent required in connection with Buyer’s exercise of its inspection rights under Section 5(a)(ii)), which consent Buyer shall be solely responsible for obtaining at its own cost and expense (other than Seller’s commercially reasonable cooperation and assistance to facilitate negotiations between Buyer and any such Third Party as described above); Buyer further acknowledges that such Third Party may require Buyer to agree to certain terms and conditions (e.g., indemnification) to obtain its consent, and that Buyer shall be solely responsible for negotiating any such terms and conditions at its sole cost and expense. Buyer may make copies of such Records, at its expense, but shall, if Seller so requests, promptly return all copies so made if the Closing does not occur; and all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any Records or data that constitute corporate, financial, Tax, or legal data and Records that relate primarily to the businesses of Seller or any Affiliate of Seller other than the Company or the Properties or that Seller reasonably expects it cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with Third Parties or waiving or risking waiving legal privilege (and other than the disclosure of title opinions); provided, that Seller shall, if requested by Buyer, use commercially reasonable efforts (without an obligation to pay money) to seek a consent or waiver to permit disclosure of Records or data without breach of any applicable Third Party agreement. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 3(A) OR IN ANY OTHER TRANSACTION DOCUMENT, BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii)           Buyer’s Environmental Assessment. Buyer’s inspection right with respect to the environmental condition of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527 or E2247) or a similar non-invasive assessment that does not include sampling or testing of any environmental media (“Phase I”) but, with prior written notice to Seller and subject to the Third Party operator’s consent, may include the use of infrared cameras, drones, electromagnetic sensors and other non-invasive equipment. No Buyer Representative shall be entitled to conduct any sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903), or any other invasive or intrusive testing, or sampling on or relating to the Properties (“Phase II”), without submitting notice to Seller and obtaining the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, it shall be reasonable for Seller to withhold its consent if consent for the testing or sampling is required from a Third Party operator of the Properties and Buyer is unable to obtain such consent in accordance with Section 5(a)(i). Buyer shall be responsible for obtaining from any applicable Governmental Authorities all permits necessary or required to conduct any approved invasive activities permitted by Seller and such Third Party operator; provided that, upon request, Seller shall provide Buyer with assistance (at no cost or liability to Seller) as reasonably requested by Buyer that may be necessary to secure such permits. If this Agreement is terminated pursuant to Section 13 (and except solely as necessary to support or enforce its rights under this Agreement), Buyer shall promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Buyer or any of Buyer’s Representatives and shall keep and shall cause each of Buyer’s Representatives to keep, any and all information obtained by or on behalf of Buyer confidential in accordance with the terms of the Confidentiality Agreement.

(iii)          Exculpation and Indemnification. To the extent Buyer is permitted to do so by the Third Party operator, if Buyer exercises rights of access to the Properties under this Section 5, then (A) such access shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against the Seller Indemnified Parties arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of Buyer’s directors, officers, employees, attorneys, contractors and agents in connection therewith and (B) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from any and all Losses, or Liens for labor or materials, arising out of or in any way connected with such matters, but in each case of clauses (A) and (B), only to the extent any such claims or Losses, or Liens for labor or materials claims are not attributable to (I) the gross negligence or willful misconduct of the Seller Indemnified Parties or their respective directors, officers, employees, attorneys, contractors or agents or (II) the mere discovery (but not the exacerbation) of any environmental condition, including any Environmental Defects or Environmental Liabilities. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE BUT IN EACH CASE EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, CONTRACTORS OR AGENTS.

(iv)          Upon the termination of this Agreement, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or an of its Affiliates, (A) repair all damage done to the Properties in connection with Buyer’s or Buyer’s Representative’s due diligence, and (B) remove all equipment, tools or other property brought onto the Properties in connection with Buyer’s or Buyer’s Representative’s due diligence.

(v)           During all periods that Buyer or any of Buyer’s Representatives are on the Properties pursuant to this Section 5(a), Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts reasonably sufficient to cover the obligations of Buyer’s obligations under this Section 5(a). Buyer shall provide reasonable evidence of such insurance to Seller upon Seller’s request prior to entering the Properties.

(b)             Interim Operation. Except as set forth on Schedule 5(b), or as consented to in writing by Buyer (which consent (I) in the case of the following clauses (ii), (iv), (vii), (viii), and (xxi) shall not be unreasonably withheld, delayed or conditioned and (II) in all other instances, may be granted or withheld in Buyer’s sole discretion) or otherwise expressly required under this Agreement, from the date of this Agreement until the Closing, Seller shall cause the Company to:

(i)             use commercially reasonable efforts to carry on its business in the Ordinary Course of Business in all material respects;

(ii)           use commercially reasonable efforts to maintain and preserve the Company’s business organization intact, retain its present officers, managers and directors and maintain its relationships with independent contractors, suppliers, vendors, customers, creditors and others having business relations with it;

(iii)          not incur any new Indebtedness;

(iv)          not propose, make or commit to make any capital expenditures in excess of $250,000 (provided that any Title Defect that arises solely by reason of Buyer’s failure to consent to an operation covered by this clause (iv) may not be asserted in a Defect Notice or give rise to any other remedy under this Agreement);

(v)           not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of the Properties, except for (A) sales and dispositions of Hydrocarbons in the Ordinary Course of Business, or (B) sales and dispositions of equipment and materials that are no longer necessary in the operation of the Properties or for which replacement equipment has been obtained;

(vi)          not mortgage or pledge any of the Interests or Properties or create any Lien thereupon (other than, in the case of the Properties, Permitted Encumbrances);

(vii)         except for operations for which Buyer’s consent is required under Section 5(b)(iv) and such consent has not been granted by Buyer, not elect to be a non-consenting party as to any operation proposed by a Third Party on the Properties;

(viii)        not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by the Company), novate, materially amend, or extend any Material Contract (or any other Contract, that if executed prior to the date of this Agreement, would be a Material Contract) or affirmatively waive, assign or release any material rights or material claims under any Material Contract (or other Contract, that if executed prior to the date of this Agreement, would be a Material Contract); for the avoidance of doubt, this Section 5(b)(viii) shall not apply to any such Contract entered into by a Third Party operator of the Properties on behalf of the Company where such Third Party operator has the right to enter into such Contract pursuant to a Contract in effect as of the date hereof between a Third Party operator and the Company;

(ix)           not issue any equity interests or split, combine or reclassify any of the Company’s outstanding equity interests;

(x)            not make any investment in the equity interests of any other Person or form any Subsidiary;

(xi)           not grant or create any preferential purchase or similar right with respect to the Properties;

(xii)          not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any business of, or acquire any equity interests in any Person;

(xiii)         not change in any material respect the material accounting principles, practices or methods of the Company, except as required by the Accounting Principles;

(xiv)        not adopt a plan or agreement of complete or partial liquidation, dissolution or wind-up of the Company;

(xv)         not hire any employees or engage any independent contractors and not adopt, enter into, or incur any Liability with respect to any Benefit Plan;

(xvi)        maintain the books of accounts and Records of the Company in the Ordinary Course of Business;

(xvii)        use commercially reasonable efforts to maintain the current Insurance Policies of the Company and not voluntarily reduce or terminate any existing insurance of the Company;

(xviii)       use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by the Third Party operator with respect to the Properties during the period between the date of this Agreement and the Closing;

(xix)         give written notice to Buyer as soon as practicable of any written notice received or given by the Company or its Affiliates with respect to any (A) alleged breach by the Company, its Affiliates or any Third Party of any Material Contract, Lease or any of the Surface Rights and Rights of Way, (B) alleged material violation of Applicable Law by the Company, any of its Affiliates or a Third Party operator with respect to any of the Properties or (C) material Proceeding with respect to any Property;

(xx)          except to the extent required under any Material Contract, not (A) enter into or consummate any transaction to acquire oil and gas leases or mineral interests via trade, swap or acreage exchange or (B) otherwise acquire (whether directly or indirectly, through asset purchase, merger, consolidation, share exchange, business combination or otherwise) any material assets or properties, except for (1) inventory in the ordinary course of business, or (2) acquisitions of assets or properties for which the consideration does not exceed $250,000;

(xxi)         not institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Properties or the Company, or waive or release any material right of the Company, for which the amount in controversy is reasonably expected to be in excess of $250,000 other than any settlement, release or compromise that involves only a payment from Seller to a Third Party and does not pertain to the Company or the Properties; and

(xxii)        not commit to do any activity or matter that is prohibited by the foregoing.

(c)             Consents.

(i)             To the extent either Party discovers any Required Consent between the date hereof and the date of Closing, Seller shall promptly thereafter prepare and send, or cause the Company to prepare and send, as applicable, notices to the holders of such Required Consents requesting consent to the transactions contemplated by this Agreement. Seller shall, and shall cause the Company to, use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered prior to Closing, provided that neither Seller nor the Company shall be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the Required Consents. Seller shall not permit the Company to make any payments or undertake any obligation to or for the benefit of the holders of such rights in order to obtain the Required Consents, in any case, without the prior written consent of Buyer. The Parties shall cooperate in good faith in seeking to obtain such Required Consents; provided that neither Party shall be obligated to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the Required Consents.

(ii)            In cases in which a Property is subject to a Required Consent which is not obtained on or prior to Closing and which Required Consent applies as a result of the transactions contemplated by this Agreement, the Initial Purchase Price shall be reduced at the Closing by an amount equal to the Allocated Amount of all such affected Properties. If an unsatisfied Required Consent with respect to which an adjustment to the Initial Purchase Price is made pursuant to the preceding sentence is subsequently satisfied prior to the date of the final adjustment to the Purchase Price under Section 11(c), Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Purchase Price with respect to such Required Consent.

(iii)           Nothing in this Section 5(c) shall limit Buyer’s Closing conditions set forth in Section 8 or Buyer’s rights and remedies set forth in Section 13 and Section 14 (provided that, for the avoidance of doubt, in no event shall Buyer be entitled to any duplicative recovery for the same underlying Loss).

(d)             Preferential Rights.

(i)            Subject to Section 5(d)(ii), to the extent either Party discovers any Preferential Rights between the date hereof and the date of Closing, Seller shall promptly thereafter prepare and send, or cause the Company to prepare and send, as applicable, notices to the holders (and in accordance with the documents creating such rights) requesting waivers of Preferential Rights so identified.

(ii)           If the Third Party operator of the Properties takes any action to enforce a claim (or purported claim) with respect to a Preferential Right affecting any Properties, then the Parties shall meet to discuss in good faith appropriate actions to be taken by the Parties with respect to such Preferential Right (or purported Preferential Right). If the Parties mutually agree, then Seller shall promptly thereafter prepare and send, or cause the Company to prepare and send, as applicable, notices to the holders (and in accordance with the documents creating such rights) requesting waivers of such Preferential Rights.

(iii)          Other than a Preferential Right described in Section 5(d)(ii), if a party that has a Preferential Right exercises such Preferential Right prior to the Closing, the affected Properties will be assigned from the Company to Seller or an Affiliate of Seller prior to Closing, the Initial Purchase Price shall be reduced by the Allocated Amount of the affected Properties and Seller (and not Buyer or the Company) shall thereafter be responsible for (and Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties in connection with any claims or Losses related to) compliance with such Preferential Right.

(iv)          Other than a Preferential Right described in Section 5(d)(ii), if a Property affected by such Preferential Right is not excluded from the transaction contemplated hereby (including because the time period for exercising a Preferential Right has not expired and no notice of waiver or exercise of such Preferential Right has been received from the holder of such Preferential Right prior to the Closing), then, upon the exercise of any Preferential Right after the Closing, the Company will tender the required interest in the Properties affected by such unwaived Preferential Right to the holder thereof, at the Allocated Amount for such affected Property (or portion thereof) to the holder, or holders, of such right. In return for tendering the Property to such holder(s), Buyer shall collect and retain such amount from such purchaser.

(v)         The consideration payable under this Agreement for any particular Property for purposes of Preferential Rights notices shall be the Allocated Amount for such Property unless a different amount shall be otherwise required by the terms of such Preferential Right. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement.

(vi)        Nothing in this Section 5(c) shall limit Buyer’s Closing conditions set forth in Section 8 or Buyer’s rights and remedies set forth in Section 13 and Section 14 (provided that, for the avoidance of doubt, in no event shall Buyer be entitled to any duplicative recovery for the same underlying Loss).

(e)             Schedule II. Schedule II attached hereto, as prepared by Buyer and agreed to by Seller, sets forth the Allocated Amount of the Properties.

(f)             Public Announcements. Except (i) as otherwise required by Applicable Law (based upon the reasonable advice of counsel) or the applicable rules of any stock exchange having jurisdiction over a Party or (ii) consistent with prior press releases or other public announcements made in compliance with this Section 5(f), no Party to this Agreement shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed, except that Buyer and Seller may each withhold its consent in its sole discretion to any public announcement that includes the identity of such Party or its Affiliates or the Purchase Price), and the Parties shall cooperate as to the timing and contents of any such announcement.

(g)             Confidentiality.

(i)             The Confidentiality Agreement will terminate on the Closing Date and will thereafter be of no further force or effect.

(ii)            Each Party will keep confidential, and cause its Affiliates, Representatives, lenders, and equity providers, to keep confidential, all terms and provisions of this Agreement, except (A) as required by Applicable Law or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject; (B) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 5(g); (C) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Right or Required Consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents; (D) to a prospective assignee or transferee of an interest in the Company or the Properties from Buyer, its Affiliates or their respective successors and permitted assigns after Closing; (E) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement and/or (F) to its Affiliates, Representatives and existing or prospective lenders (including by Buyer in connection with the Financing), and/or equity providers.

(iii)          From and after Closing, Seller will keep confidential and not use or disclose, and cause its Affiliates, Representatives, lenders, and equity providers, to keep confidential, all Records, except (A) as required by Applicable Law or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject; (B) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 5(g); (C) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Right or Required Consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents; and (D) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement.

(iv)           This Section 5(g) will not prevent either Party from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Interests. The covenant set forth in this Section 5(g) will terminate two (2) years after the Closing Date. For the avoidance of doubt, in the event the Closing does not occur, the Confidentiality Agreement will continue in full effect pursuant to its terms.

(h)             Termination of Affiliate Contracts.Unless otherwise mutually agreed by the Parties in writing, prior to or at the Closing, pursuant to the Mutual Release and Termination Agreement, Seller shall, and shall cause the Company to, (i) cause all Affiliate Contracts to be terminated without any further force or effect and in a manner such that the Company has no liability or obligation with respect to an Affiliate or under any Affiliate Contract at or following the Closing, and (ii) cause any Liabilities under any intercompany accounts between Seller or any of its Affiliates (other than the Company), on the one hand, and any of the Company, on the other hand, to be settled, canceled, forgiven or released.

(i)              Insurance. Seller (at the Company’s sole cost and expense) shall reasonably cooperate with Buyer and the Company on any claim for coverage by Buyer or the Company under the Insurance Policies with respect to claims arising from events that occurred or were alleged to have occurred prior to the Closing (“Pre-Closing Occurrences”). Seller and its Affiliates shall take no action to exclude or remove the Company from coverage that may be available under any such Insurance Policy with respect to Pre-Closing Occurrences. Seller and its Affiliates (at the Company’s sole cost and expense) shall reasonably cooperate with Buyer and the Company in, and use their commercially reasonable efforts to pursue, the collection of all insurance proceeds in respect of claims made by Buyer or the Company with respect to Pre-Closing Occurrences.

(j)             Financing Cooperation.

(i)             Seller acknowledges that Buyer may obtain debt financing (the “Financing”) to finance a portion of the Purchase Price, which may include, among other forms, bank or other indebtedness of any kind (and commitments in respect thereof); provided, however, that Buyer confirms that it is not a condition to Closing or any of its obligations under this Agreement that Buyer obtain the Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.

(ii)            Prior to the Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), Seller shall use its commercially reasonable efforts to, and to cause its Affiliates and its Affiliates’ Representatives to, provide Buyer with such cooperation as may be reasonably requested by Buyer with respect to the Financing, in all cases at Buyer’s sole expense, which cooperation may include the following:

(A)           provide monthly production reports based on estimated volume allocations promptly after the receipt of such reports provided by the Third Party operator;

(B)            providing lease operating statements in respect of the Properties prior to the Closing Date only to the extent such statements are prepared by Seller promptly after they are prepared; and

(C)            facilitating Buyer’s preparation of the customary documentation necessary to pledge and mortgage the Properties that will be collateral under the Financing; provided, that (1) none of such documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (2) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (3) no liability shall be imposed on Seller or any Affiliate thereof or any of their respective Representatives involved;

provided, that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any of Seller or its Affiliates or the Properties and that any information requested by Buyer is reasonably available without undue cost or burden to Seller or any of its Affiliates or its or their Representatives.

(iii)           Notwithstanding anything in this Agreement to the contrary (including this Section 5(j)), none of Seller or any of its Affiliates or any of their respective Representatives shall: (A) be required to pay any commitment or other fee or pay or reimburse any expenses in connection with the Financing prior to the Closing; (B) be required to incur any liability or give any indemnity in connection with the Financing; (C) be required to take any action that would require any director, manager, officer or employee of any of Seller or any of its Affiliates (including the Company) or any of their respective Representatives to execute, or be required to enter into, any document, agreement, certificate or instrument in connection with the Financing; (D) be required to take or refrain from taking any action to the extent, in the Seller’s reasonable judgment, it could result in Seller or any of its Affiliates or any of their respective Representatives incurring any liability with respect to the matters relating to the Financing or cause any director, manager, officer or employee or other Representative of Seller or any of its Affiliates to incur any personal liability in connection with the Financing; (E) be required to provide any information if (I) doing so could reasonably be expected to violate any Applicable Law, (II) doing so could reasonably be expected to violate any binding agreement with a Third Party or (III) doing so would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges; provided, that the Seller or the applicable Affiliate shall, in the case of clauses (I), (II) and (III), notify the Buyer of the nature of the information that is not being provided on the basis of such law, binding agreement, legal privilege or attorney-client privilege solely to the extent the Seller is able to do so without violating the applicable obligation or privilege); or (F) take any corporate or other similar actions which will violate any Applicable Law or any Governing Documents, or that would become effective prior to the Closing to permit the consummation of the Financing. Buyer shall be responsible for all fees and expenses related to any Financing, including the compensation of any contractor or advisor of Buyer or Seller directly related to actions taken pursuant to this Section 5(j). Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the Financing incurred by Seller and its Affiliates and their respective Representatives in connection with the Financing, including the cooperation of the Seller and the Affiliates thereof contemplated by this Section 5(j), and shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with this Section 5(j), the arrangement of the Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, bad faith or willful misconduct by the Seller Indemnified Parties, as determined by a court of competent jurisdiction by final and non-appealable judgement.

(iv)           All non-public or otherwise confidential information regarding Seller, the Company or the Properties obtained by Buyer or any of its Representatives pursuant to this Section 5(j) shall be kept confidential in accordance with this Agreement; provided that Buyer may disclose confidential information regarding Seller, the Company or the Properties obtained by Buyer or its Representatives pursuant to this Section 5(j) to potential lenders and investors (including, without limitation, the providers of the Financing) in connection with the marketing and syndication of the Financing; provided, that (1) each of the foregoing are informed by Buyer that such information is being disclosed on a confidential basis and have agreed to confidentiality arrangements applicable to such information that are no less restrictive than the terms and conditions of the Confidentiality Agreement and (2) the Parties acknowledge and agree that the disclosure of such information shall be subject to the terms and conditions of the Confidentiality Agreement, including that Buyer and its Affiliates shall assume responsibility for any disclosure of such information by the recipients thereof in contravention of the Confidentiality Agreement.

(k)            Non-Negotiation. From and after the date of this Agreement until the Closing (or earlier termination of this Agreement in accordance with its terms), Seller shall not, and Seller shall cause its Affiliates (including the Company) and each such Person’s respective directors, officers, employees or owners (and will instruct its advisors and representatives), not to, (i) directly or indirectly solicit, entertain or encourage inquiries or proposals or participate or engage in any negotiations or discussions with Third Parties concerning an acquisition or purchase of all or substantially all of the Interests or all or substantially all of the Properties (including through the sale of any equity interests, a merger transaction or other business combination that would effectively transfer the Interests or the Properties to a Third Party, in whole or in part) (an “Alternate Transaction”), or (ii) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other agreement constituting or directly related to, or which is reasonably likely to lead to, an Alternate Transaction or any proposal for an Alternate Transaction.

(l)            Amendment to Disclosure Schedule. At any time prior to 11:59 PM Central Time on the day immediately preceding the Closing Date, Seller shall have the right but not the obligation to supplement the Disclosure Schedule relating to the representations and warranties set forth in Section 3(a) with respect to any matters occurring subsequent to the date of this Agreement by delivering to the Buyer an updated or supplemental Disclosure Schedule. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 8 has been satisfied; provided, however, that if, based solely on the matters relating to such supplements, Buyer’s obligation to Close the transaction pursuant to Section 8 has not been satisfied, as certified in writing by Seller to Buyer prior to Closing, but Buyer nevertheless elects to Close, Buyer will be deemed to have waived the matters relating to such supplements in regard to Buyer’s obligation to Close and shall not be entitled to make an indemnity claim under this Agreement with respect to any such matter.

(m)           Audit Cooperation. From and after Closing until the two (2) year anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates, including on and after the Closing Date, the Company, to use their respective commercially reasonable efforts to provide Seller and its Affiliates with such cooperation as may be reasonably requested by Seller with respect to the audits described on Schedule 5(m) for all periods on or prior to the Effective Date (such audits, the “Pre-Effective Date Audits”), in all cases at Seller’s sole cost and expense, including causing the Company to exercise the Company’s rights under the Contracts described on Schedule 5(m) to complete such Pre-Effective Date Audits; provided, that, in providing such cooperation, Buyer and its Affiliates (including the Company) shall not be required to take any action or incur any obligation or liability, or agree to any enter into or amend any Contract or settlement of the audit, that in any such case would (i) adversely impact the Company’s entitlement to any revenues or (ii) impose any obligation or liability upon the Company, in each case, with respect to the Properties that is attributable to any period from and after the Effective Date (or modify the interpretation of any of the foregoing) or that would otherwise result in a different treatment of Post-Effective Date revenues and expenses of the Company as compared to Pre-Effective Date revenues and expenses of the Company. Seller shall promptly, upon written request by Buyer, reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with the cooperation contemplated by this Section 5(m).

6.             Defects.

(a)            Notice of Defects. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), Buyer shall notify Seller in writing (a “Defect Notice”) of any matters that Buyer intends to assert as Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) after the discovery thereof by Buyer, but in no event later than 5:00 p.m. Central Standard Time on June 10, 2024 (“Defect Date”). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the Properties to which it relates and all supporting documentation in Buyer’s possession or control reasonably necessary to describe the basis for the Asserted Defect, (ii) with respect to any alleged Title Defect, for each applicable Well or Unit, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect, (iii) with respect to any alleged Title Defect, for each Undeveloped Lease, the size of any variance from the Net Leasehold Acres shown on Exhibit A-3 for such Undeveloped Lease which does or could result from such Asserted Defect, (iv) the amount by which Buyer would propose to adjust the Purchase Price, and (v) with respect to any alleged Environmental Defect, if applicable, reference to the Applicable Environmental Laws, if known, that have been violated or that require Remediation with respect to the applicable Properties and a reasonably detailed description of and the assumptions made in determining the Lowest Cost Response proposed for the matter or condition that gives rise to the asserted Environmental Defect. To give Seller an opportunity to commence reviewing and curing Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on a bi-weekly basis prior to the Defect Date, written notice of all alleged Defects discovered by Buyer during the preceding two weeks; provided, however, that Buyer’s failure to provide such preliminary notice with respect to any Defect) shall not prejudice or restrict in any respect Buyer’s right to subsequently assert such Defect in a Defect Notice on or before the Defect Date, nor shall such failure be deemed a breach of this Agreement. Without limitation of Buyer’s closing conditions set forth in Section 8 and Buyer’s rights and remedies set forth in Section 13 and Section 14, all Defects with respect to which Buyer fails to validly give Seller a Defect Notice thereof by the Defect Date will be deemed waived for all purposes. All access to Seller’s and the Company’s Records and the Properties in connection with such due diligence shall be subject to Section 5(a) (including, without limitation, the exculpation and indemnification provisions contained in Section 5(a)(iii)).

(b)            Nature of Title Defects. For all purposes of this Section 6 and Section 7, for determination of the Company’s ownership of the Oil and Gas Properties, “Defensible Title” to such Oil and Gas Properties shall be the title held by the Company in and to the Wells and Units listed on Exhibit A-2 and the Undeveloped Leases listed on Exhibit A-3 that, in each case, as of the Effective Date and the Closing Date and is (x) deducible of record according to the official land records of the counties of Bradford and Susquehanna, Pennsylvania where such Properties are located or in the federal lease file and/or (y) beneficial title evidenced by unrecorded assignments, written elections, pooling authority (either under Applicable Law or evidenced in writing pursuant to applicable Contracts) in each case, made or delivered pursuant to Applicable Laws, communitization agreements, joint operating agreements, pooling agreements, or unitization agreements provided by the Company, and that:

(i)             with respect to the Wells and Units listed on Exhibit A-2 hereto, (A) entitles the Company to receive, as to any period or periods during the duration of the productive life of such Wells and Units, a Net Revenue Interest of Hydrocarbons produced from each such Well or Unit that is no less than the Net Revenue Interest set forth on Exhibit A-2 for such Well or Unit, as applicable, except for decreases in connection with those operations in which the Company or its successors or assigns may from and after the date hereof elect to be a non-consenting co-owner in compliance with this Agreement, and (B) causes the Company to be obligated to bear, as to any period or periods during the duration of the productive life of such Wells and Units, a Working Interest as to each such Well or Unit that is no greater than the Working Interest set forth on Exhibit A-2 for such Well or Unit, as applicable, in the column headed “Working Interest” (without at least a proportionate increase in the Net Revenue Interest to which the Company is entitled to receive from such Well or Unit), except for increases resulting from contribution requirements arising after the date hereof with respect to defaulting co-owners under applicable agreements;

(ii)            with respect to an “Undeveloped Lease” identified as such on Exhibit A-3, (A) entitles the Company to receive, as to any period or periods during the duration of the term of such Lease, a number of Net Leasehold Acres (defined below) for each such Undeveloped Lease no less than that shown on Exhibit A-3 for such Undeveloped Lease, and (B) entitles the Company to receive, as to any period or periods during the duration of the term of such Undeveloped Lease, a Net Revenue Interest of the Hydrocarbons produced from each such Undeveloped Lease that is no less than the Net Revenue Interest set forth on Exhibit A-3 with respect to such Undeveloped Lease; and

(iii)           is free and clear of all Liens other than Permitted Encumbrances.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect (collectively referred to herein as “Permitted Encumbrances”):

(1)            defects or irregularities arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s competing claim of title to the relevant Property;

(2)            defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

(3)            conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights (excepting circumstances where such rights have already been triggered);

(4)            normal and customary liens of co-owners under joint operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default;

(5)            all approvals required to be obtained from Governmental Authorities that are lessors under the Leases (or who administer such Leases on behalf of such lessors), which are customarily obtained post-Closing;

(6)            easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way, on, over or in respect of any of the Oil and Gas Properties to the extent such matters do not, individually or in the aggregate, (A) materially interfere with the current or future operations on the Oil and Gas Properties, (B) operate to reduce the Company’s Net Revenue Interest in any Well, Unit or Undeveloped Lease below that set forth, as applicable, on Exhibit A-2 or Exhibit A-3, (C) operate to reduce the Company’s Net Leasehold Acres in any Undeveloped Lease below that set forth, as applicable, on Exhibit A-3 or (E) operate to increase the Company’s Working Interest in any Well or Unit above that set forth, as applicable, on Exhibit A-2, without at least a proportionate increase to the Company’s Net Revenue Interest in such Well or Unit, as applicable;

(7)            defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings unless Buyer provides affirmative evidence of a competing chain of title exists as to the Properties subject to such Defect;

(8)            defects or irregularities resulting from or related to probate Proceedings or the lack thereof, which defects or irregularities have been outstanding for seven (7) years or more unless Buyer provides affirmative evidence of a competing chain of title exists as to the Properties subject to such Defect;

(9)            Customary post-closing consents and Required Consents of leases and other agreements;

(10)          Preferential Rights;

(11)          defects Buyer has waived in writing;

(12)          defects arising out of lack of survey or lack of metes and bounds description unless a survey or metes and bounds description is expressly required by Applicable Laws;

(13)          defects based solely on a gap in Seller’s chain of title in the applicable records of any relevant Governmental Authority, unless (i) such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or (ii) Buyer otherwise provides affirmative evidence that such gap is less than 50 years old;

(14)          defects arising from prior oil and gas leases (other than, for the avoidance of doubt, the Leases) relating to the lands covered by a Lease that are terminated, expired or invalid but not surrendered of record;

(15)          in the case of any wells to be drilled after the Effective Date, any permits, easements (other than subsurface easements), rights-of-way, unit designations or production and drilling units or consents to the location of such wells, in each case, not required to be obtained, formed or created as of the Effective Date;

(16)          any defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Lease; and to the extent the same does not, (A) operate to reduce the Company’s Net Revenue Interest in any Well, Unit or Undeveloped Lease below that set forth, as applicable, on Exhibit A-2 or Exhibit A-3, (B) operate to reduce the Company’s Net Leasehold Acres in any Undeveloped Lease below that set forth, as applicable, on Exhibit A-3 or (C) operate to increase the Company’s Working Interest in any Well or Unit above that set forth, as applicable, on Exhibit A-2, without at least a proportionate increase to the Company’s Net Revenue Interest in such Well or Unit, as applicable; and

(17)          ownership of only coal rights severed from the remainder of the surface rights or the oil and gas estate relating to an of the Leases, unless Buyer provides affirmative evidence that any such severance has resulted in another Person’s competing claim to title to the relevant Oil and Gas Properties and to the extent the such matters do not, individually or in the aggregate, (A) materially interfere with the current or future operations on the Oil and Gas Properties, (B) operate to reduce the Company’s Net Revenue Interest in any Well, Unit or Undeveloped Lease below that set forth, as applicable, on Exhibit A-2 or Exhibit A-3, (C) operate to reduce the Company’s Net Leasehold Acres in any Undeveloped Lease below that set forth, as applicable, on Exhibit A-3 or (E) operate to increase the Company’s Working Interest in any Well or Unit above that set forth, as applicable, on Exhibit A-2, without at least a proportionate increase to the Company’s Net Revenue Interest in such Well or Unit, as applicable.

(c)            Seller’s Response. In the event that Buyer notifies Seller of Asserted Defects, Seller shall have the right (but shall have no obligation to) attempt, or cause the Company to attempt, to cure, prior to Closing, one or more Asserted Defects. Notwithstanding anything herein to the contrary, in the event that Seller cures any Asserted Defect, (A) Seller shall not, without the prior written consent of Buyer, permit the Company to pay, incur or assume any liabilities or obligations in connection with the cure or attempted cure of any Asserted Defects, except for liabilities or obligations with respect to the payment of liquidated amounts and (B) to the extent that the Company pays, incurs or assumes any liabilities or obligations for the payment of liquidated amounts in connection with the cure or attempted cure of any Asserted Defects, then the Initial Purchase Price shall be reduced by an amount equal to such liquidated amount.

7.             Certain Price Adjustments.

(a)            Procedures. In the event that, as a part of the due diligence reviews provided for in Sections 5 and 6 above, any Asserted Defect is presented to Seller and Seller does not cure such Asserted Defect prior to Closing, then:

(i)             Purchase Price Adjustments. Subject to Section 7(d) and Seller’s rights under Section 7(e), the Initial Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects; or

(ii)            Exclude Property. In lieu of the remedy for a Defect set forth in Section 7(a)(i) (on a Defect-by-Defect basis), if and only if (A) the Defect Amount of any Asserted Defect exceeds the Allocated Amount of the affected Property and either Seller or Buyer elects this remedy by providing written notice to the other Party thereof prior to the Closing Date, or (B) the Parties otherwise mutually agree in writing to this remedy, then, in either case, the Properties affected by any such Asserted Defect will be excluded from the transaction contemplated hereby and, prior to the Closing, Seller shall cause any such Property to be assigned from the Company to Seller or an Affiliate of Seller, prior to Closing, effective as of the Effective Date (and pursuant to a mutually agreeable form of assignment), and the Initial Purchase Price will be reduced by the Allocated Amount attributed on Schedule II to all such excluded Properties (or, in the case of a Property which is an interest in an Undeveloped Lease described in Exhibit A-3, the Initial Purchase Price will be reduced by the Net Acre Defect Amount (as calculated pursuant to Section 7(b)(ii) below)). For clarity, if an oil and gas lease constitutes part of both an Undeveloped Lease and part of a Unit, but the Asserted Defect resulting in an exclusion of an Oil and Gas Property under this Section 7(a)(ii) affects only the Undeveloped Lease, then only the Undeveloped Lease (and not any portion of the oil and gas lease in the Unit) shall be excluded from the transactions contemplated by this Agreement, and vice versa. Notwithstanding anything to the contrary herein, adjustments to the Initial Purchase Price pursuant to this Section 7(a)(ii) shall not be subject to the Title Defect Deductible or Environmental Defect Deductible (as applicable), nor shall the Defect Amounts attributable to any Properties excluded from the Company pursuant to this Section 7(a)(ii) count towards the Title Defect Deductible or Environmental Defect Deductible (as applicable). Notwithstanding the foregoing, (I) Seller shall not have the right pursuant to this Section 7(a)(ii) to exclude any Midstream Assets from the transaction contemplated by this Agreement and (II) no Party shall have the right to exclude a Property from the Company as contemplated in this Section 7(a)(ii) to the extent the same would be reasonably likely to cause the Company to be in material breach of or otherwise violate any Contract, Permit or Applicable Law.

(b)           Certain Adjustments. Subject to the remainder of this Section 7, the amount of the adverse economic effect of any Asserted Defect that burdens a Property (such amount, the “Defect Amount”) shall be determined as follows:

(i)             NRI Variance/Proportionate Price Reductions. If the Asserted Defect is a Title Defect affecting any Well or Unit that represents a negative discrepancy between (x) the actual Net Revenue Interest for the applicable Well or Unit and (y) the Net Revenue Interest stated on Exhibit A-2 for such Well or Unit, as applicable, and in such case there is a proportionate decrease in the actual Working Interest with respect to such Well or Unit, the Defect Amount in respect thereof shall be equal to the amount determined by multiplying the Allocated Amount for such Well or Unit (as applicable) by a fraction (A) the numerator of which is an amount equal to the “Net Revenue Interest” shown on Exhibit A-2 for such Well or Unit less the actual Net Revenue Interest that the Company is actually entitled to as to such Well or Unit after giving effect to such Defect and (B) the denominator of which is the “Net Revenue Interest” shown for such Well or Unit on Exhibit A-2; provided that if the Defect does not affect such Property throughout entire productive life of such Property, the Defect Amount determined shall be reduced to take into account the applicable time period only;

(ii)            Net Leasehold Acre Variation/Proportionate Price Reduction. If the Asserted Defect is a Title Defect affecting any Undeveloped Lease that represents a negative discrepancy between (x) the actual Net Leasehold Acres for the applicable Undeveloped Lease and (y) the Net Leasehold Acres stated on Exhibit A-3 for such Undeveloped Lease, the Defect Amount in respect thereof shall be equal to the amount determined by multiplying the Allocated Amount for such Undeveloped Lease by an amount equal to the difference between (A) the Net Leasehold Acres as shown on Exhibit A-3 for such Undeveloped Lease and (B) the total number of Net Leasehold Acres that the Company is actually entitled to for such Undeveloped Lease after giving effect to such Defect; provided that if the Asserted Defect does not affect such Property throughout the entire term of such Property, the Defect Amount determined shall be reduced to take into account the applicable time period only (such adjustment referred to as the “Net Acre Defect Amount”);

(iii)           NRI Undeveloped Lease Variance/Proportionate Price Reduction. If the Asserted Defect is a Title Defect affecting any Undeveloped Lease that represents a negative discrepancy between (x) the actual Net Revenue Interest for the applicable Undeveloped Lease and (y) the Net Revenue Interest stated on Exhibit A-3 for such Undeveloped Lease, and in such case there is a proportionate decrease in the actual Working Interest with respect to such Undeveloped Lease, the Defect Amount in respect thereof shall be equal to the amount determined by multiplying the Allocated Amount (less the amount of any Net Acre Defect Amount as to such Undeveloped Lease) for such Undeveloped Lease by a fraction (A) the numerator of which is the “Net Revenue Interest” shown on Exhibit A-3 for such Undeveloped Lease less the actual Net Revenue Interest that the Company is actually entitled to as to such Undeveloped Lease after giving effect to such Defect and (B) the denominator of which is the Net Revenue Interest shown for such Undeveloped Lease on Exhibit A-3; provided that if the Defect does not affect such Property throughout the term of such Property, the Defect Amount determined shall be reduced to take into account the applicable time period only;

(iv)           Liens/Payoff Amount. If the Asserted Defect is a Title Defect that represents a Lien that is liquidated in amount, the Defect Amount in respect thereof shall be equal to the amount required to be paid to remove or release such Lien (for the avoidance of doubt, excluding Permitted Encumbrances);

(v)            Other Title Defects. If the Asserted Defect is a Title Defect that represents an obligation, Lien, encumbrance, burden or charge upon or other defect in title to the affected Property of a type not described in subsections (i), (ii), (iii) or (iv) above (but, for the avoidance of doubt, not including any Permitted Encumbrances), the Defect Amount in respect thereof shall be determined by taking into account the Allocated Amount of the Property so affected, the portion of Company’s interest in such Property, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the asserted Defect Amount placed upon the Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(vi)           Environmental Defects. If the Asserted Defect is an Environmental Defect, the Defect Amount shall be equal to the costs and expenses chargeable to the Company’s Working Interest or other interest (as of the Closing Date) to Remediate the Property subject to such Environmental Defect (or group of Properties subject to the same Environmental Defect) using the Lowest Cost Response; provided, however, such Defect Amount shall expressly exclude (A) the overhead costs of Buyer or its Affiliates, and (B) any Remediation costs, fees or expenses charged or chargeable to the Working Interest of any other Working Interest owner or co-tenant or joint owner of the underlying Properties burdened by such Environmental Defect.

Anything to the contrary in this Section 7(b) notwithstanding, if a Defect is reasonably susceptible of being cured, the Defect Amount in respect thereof determined under subsections (i), (ii), (iii) or (v) above shall not be greater than the amount that can reasonably be shown to be the reasonable cost and expense of curing such Defect. Notwithstanding anything herein to the contrary, the Defect Amount with respect to a Defect shall be determined without duplication of any other costs or losses included in another Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price with respect to any such Defect.

(c)            Title Benefits. Should Seller discover any right, circumstance or condition that causes (i) the Company’s ownership of any Well or Unit to entitle the Company to a Net Revenue Interest of Hydrocarbons produced from a Well or Unit listed on Exhibit A-2 greater than the Net Revenue Interest shown for such Well or Unit under the column headed “Net Revenue Interest” on such Exhibit A-2 (to the extent the same does not cause a greater than proportionate increase in the Company’s Working Interest for such Well or Unit above that shown in Exhibit A-2), or (ii) the ownership by the Company of an Undeveloped Lease to entitle the Company to a number of Net Leasehold Acres (calculated as provided in Section 7 above) for such Undeveloped Lease which is greater than that shown for the Undeveloped Lease on Exhibit A-3, or (iii) the ownership of the Company of an Undeveloped Lease listed on Exhibit A-3 to entitle the Company to a Net Revenue Interest of Hydrocarbons produced from such Undeveloped Lease that is greater than the Net Revenue Interest shown for such Undeveloped Lease under the column entitled “Net Revenue Interest” on Exhibit A-3 (to the extent the same does not cause a greater than proportionate increase in the Company’s Working Interest for such Undeveloped Lease above that shown in Exhibit A-3) (each, a “Title Benefit”), then Seller shall provide written notice to Buyer prior to the Defect Date a written notice of such Title Benefit that sets forth the same manner of information with respect thereto as required under Section 6(a) with respect to Asserted Defects, mutatis mutandis. Subject to Section 7(e), the amount by which a Title Benefit increases the value of an affected Oil and Gas Property (as determined applying the same principles as provided in Sections 7(a) and Section 7(b) above with respect to adjustments for Asserted Defects, mutatis mutandis) (the “Title Benefit Amount”) shall (i) first be applied to offset any Defect Amounts of Title Defects that individually exceed the Individual Defect Threshold, including in respect of all Defect Amounts of Title Defects that do not exceed the Title Defect Deductible and (ii) thereafter, once all such Defect Amounts of Title Defects have been offset, the excess of any such Title Benefit Amounts shall be applied to increase the Initial Purchase Price. If any increase in Seller’s title to any Properties does not affect such Property throughout the duration of the productive life of such Property or, as applicable, the entirety of the term of any Undeveloped Lease, the adjustment to the Initial Purchase Price attributable to such Title Benefit shall be reduced to take into account the applicable time period only. The Individual Defect Threshold shall apply in the same manner to any Title Benefits pursuant to this Section 7(c), mutatis mutandis. All Title Benefits with respect to which Seller fails to validly give Buyer notice thereof by the Defect Date in accordance with this Section 7(c) will be deemed waived for all purposes. Notwithstanding anything herein to the contrary, in no event shall there be any increase to the Initial Purchase Price under this Section 7(c) with respect to any additional interests in Oil and Gas Properties or properties that are acquired by the Company on or after the date hereof.

(d)           Limitations on Adjustments. If the Defect Amount with respect to a particular Asserted Defect does not exceed $[***] (the “Individual Defect Threshold”), then no adjustment to the Purchase Price shall be made pursuant to this Section 7 for such Asserted Defect.

(i)             With respect to all valid Environmental Defects (where the individual Defect Amount thereof exceeds the Individual Defect Threshold), there shall be no adjustment to the Initial Purchase Price under Section 7(a)(i) with respect to any and all such Environmental Defects unless and until the aggregate Environmental Defect Amounts exceed [***] percent ([***]%) of the Initial Purchase Price (the “Environmental Defect Deductible”) and then only to the extent such aggregate Defect Amounts exceeds the Environmental Defect Deductible (it being the intention of the Parties that the Environmental Defect Deductible represents a deductible and not a threshold). Buyer is permitted to aggregate the Defect Amounts of individual Environmental Defects for the purpose of meeting the Individual Defect Threshold if the individual Environmental Defects affecting multiple assets arise from the same facts, circumstances, or conditions and are not a physical condition (e.g., failure to obtain the same type of permit required under Applicable Environmental Laws or preparation and filing of the same type of plan (for example, spill, prevention, control and countermeasure plans and reports) as required by Applicable Environmental Laws).

(ii)            With respect to all valid Title Defects (where the individual Defect Amount thereof exceeds the Individual Defect Threshold), there shall be no adjustment to the Initial Purchase Price under Section 7(a)(i) with respect to any and all such Title Defects unless and until the aggregate Title Defect Amounts exceed [***] percent ([***]%) of the Initial Purchase Price (the “Title Defect Deductible”) and then only to the extent such aggregate Defect Amounts exceeds the Title Defect Deductible (it being the intention of the Parties that the Title Defect Deductible represents a deductible and not a threshold). For purposes of determining whether any Title Defect meets the Individual Defect Threshold, the Defect Amount for the applicable Title Defect shall be considered to be, to the extent a single Title Defect relates to more than Property, the aggregate of the Defect Amount(s) attributable to such Properties affected by such Defect.

(iii)           Notwithstanding anything herein to the contrary, the Individual Defect Threshold and Title Defect Deductible shall not apply and shall be disregarded for purposes of calculating any adjustments to the Initial Purchase Price with respect to any Title Defects asserted prior to the Defect Date that Seller does not cure prior to the Closing and that, if asserted after the Closing, would constitute a breach of the Special Warranty of Title.

(e)            Defect Disputes.

(i)             Seller and Buyer shall each use their good faith efforts to attempt to agree on the interpretation and effect of Section 6 and this Section 7 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure thereof) by the Closing Date. If Seller and Buyer fail to agree on the existence, cure, or amount of (A) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or Defect Amounts associated with Title Defects, and any other disputes as to the interpretation and effect of Section 6 or this Section 7 on any of the foregoing matters in this clause (each, a “Title Disputed Matter”), or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects, and any other disputes as to the interpretation and effect of Section 6 or this Section 7 on any of the foregoing matters in this clause (each, an “Environmental Disputed Matter”, and together with the Title Disputed Matters, the “Disputed Defect Matters”) by that date, then subject to Section 7(b), the Allocated Amount shall be used to determine the Purchase Price paid at Closing in respect of the Disputed Defect Matter, and the Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 7(e).

(ii)            During the 30-day period following the Closing Date, (I) either Party may submit any Title Disputed Matters to a title attorney with at least 10 years of experience in oil and gas titles in the state in which the Properties in question are located as selected by mutual agreement of Buyer and Seller or absent such agreement during the 20-day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”), and (II) either Party may submit any Environmental Disputed Matters to a nationally recognized independent environmental consulting firm or environmental attorney with at least 10 years of experience in resolving Environmental Liabilities as selected by mutual agreement of Buyer and Seller or absent such agreement during the 20-day period, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”, and each of the Title Arbitrator and Environmental Arbitrator, a “Defect Arbitrator”). The Defect Arbitrator shall not have worked as a consultant, employee, outside counsel or in any other capacity for either Party or its Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute and agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Defect Arbitrator in the process of resolving such dispute. The arbitration Proceeding shall be held in Houston, Texas and shall be conducted in accordance with (but not under the auspices of or administered by) the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 7(e). Neither Buyer nor Seller may have any ex parte communications with the applicable Defect Arbitrator’s determination of the applicable Disputed Defect Matters. The Defect Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. Notwithstanding anything herein to the contrary, the Defect Arbitrator shall have exclusive, final and binding authority with respect to the scope of the Defect Arbitrator’s authority regarding any Title Disputed Matter (with respect to the Title Arbitrator) or Environmental Disputed Matter (with respect to the Environmental Arbitrator), as applicable, and in no event shall any dispute as to the authority of the Defect Arbitrator to determine any such disputes be subject to resolution or the provisions of Section 20(g). In making his determination, the Defect Arbitrator shall be bound by the rules set forth in Section 7(b) and may consider such other matters as in the opinion of the Defect Arbitrator are necessary or helpful to make a proper determination. The Defect Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Buyer shall bear one-half of the costs and expenses of the Defect Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses.

8.             Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transaction contemplated by this Agreement (except for the obligations of Buyer to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Buyer to consummate the Closing, are subject to each of the following conditions being met, unless waived in writing by Buyer:

(a)            Representations True and Correct. The (i) Fundamental Representations of Seller set forth herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date), and (ii) the other representations and warranties of Seller set forth herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date) without regard to any Material Adverse Effect or other materiality qualifier set forth therein, except to the extent the failure of any such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b)            Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by Buyer or failure to comply therewith shall have been cured by Seller prior to Closing at Seller’s sole cost and expense) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to the Closing.

(c)            Certain Claims; No Injunction. No Proceeding initiated by or on behalf of the Third Party operator of the Properties and seeking to enforce a claim (or purported claim) with respect to a Preferential Right affecting any Properties shall be pending (excluding any such matter initiated or instigated by or on behalf of Buyer or any of its Affiliates) before any Governmental Authority. No Applicable Law or Order (whether such Order is temporary, preliminary or permanent) shall, on the Closing Date, be in effect restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement. No Preferential Right described in Section 5(d)(ii) shall have been exercised by the holder thereof prior to Closing.

(d)            Price Adjustment Limitations. The aggregate downward adjustment (if any) of the Initial Purchase Price which results from the procedures set forth in Section 5(c), Section 5(d), Section 7 and Section 16 does not exceed an amount equal to twenty-five percent (25%) of the Initial Purchase Price.

(e)            Closing Deliverables. Seller shall (i) have delivered to Buyer the certificate described in Section 10(a)(i) and (ii) be ready, willing and able to (A) deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 10 and (B) consummate the transactions contemplated by this Agreement to occur at the Closing.

9.             Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transaction contemplated by this Agreement (except for the obligations of such Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject to each of the following conditions being met, unless waived in writing by Seller:

(a)            Representations True and Correct. The (i) Fundamental Representations of Buyer set forth herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date), and (ii) the other representations and warranties of Buyer set forth herein shall be true and correct in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and accurate in all respects after giving effect to such materiality qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except, in each case, for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date).

(b)            Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by Seller or failure to comply therewith shall have been cured by Buyer prior to Closing at Buyer’s sole cost and expense) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to the Closing.

(c)            No Injunction. No Applicable Law or Order (whether such Order is temporary, preliminary or permanent) shall, on the Closing Date, be in effect restraining, enjoining, or prohibiting the consummation of the transactions contemplated by this Agreement.

(d)            Price Adjustment Limitations. The aggregate downward adjustment (if any) of the Initial Purchase Price which results from the procedures set forth in Section 5(c), Section 5(d), Section 7 and Section 16 does not exceed an amount equal to twenty-five percent (25%) of the Initial Purchase Price.

(e)            Closing Deliverables. Buyer shall (i) have delivered to Seller the certificate described in Section 10(a)(ii) and (ii) be ready, willing and able to (A) deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 10 and (B) consummate the transactions contemplated by this Agreement to occur at the Closing.

10.           Closing.

(a)            Actions At Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Baker Botts L.L.P. at 910 Louisiana St, Houston, TX 77002, on June 14, 2024, at 10:00 a.m. Central Time, or if all conditions in Section 8 and Section 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Section 13 (the date on which the Closing actually occurs, being herein called the “Closing Date”). At the Closing, upon the terms and subject to the conditions of this Agreement:

(i)             Seller’s Officers Certificate. Seller shall deliver to Buyer a certificate of Seller dated as of the Closing Date signed by an executive officer of Seller stating that the conditions specified in Sections 8(a) and 8(b) have been satisfied.

(ii)            Buyer’s Officers Certificate. Buyer shall deliver to Seller a certificate of Buyer dated as of the Closing Date signed by an executive officer of Buyer stating that the conditions specified in Sections 9(a) and 9(b) have been satisfied.

(iii)          Assignment of Membership Interests. Seller shall deliver to Buyer a counterpart to an assignment of the Interests in the form attached hereto as Schedule III (the “Assignment”), duly executed by Seller.

(iv)          Assignment of Membership Interests. Buyer shall deliver to Seller a counterpart to the Assignment, duly executed by Buyer.

(v)           Company Records. Seller shall deliver to Buyer the originals of all minute books, membership interest transfer ledgers (if any), seals (if any) and limited liability company records of the Company.

(vi)          Resignation of Officers and Managers. Seller shall deliver to Buyer the resignation of each of the present managers, officers and directors of the Company, in the form attached hereto as Schedule IV, duly executed by each such individual.

(vii)         Payment of Purchase Price to Seller. Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller in a bank located in the United States pursuant to the Preliminary Settlement Statement, an amount equal to the Closing Payment.

(viii)        IRS Form W-9. Seller shall deliver to Buyer a duly completed and executed IRS Form W-9 of Seller dated as of the Closing Date.

(ix)           Releases, Consents. Seller shall deliver to Buyer all releases and all other evidence of termination, from such Persons and each in such form as are reasonably required by Buyer, of (A) all deeds of trust, mortgages and all other Liens under any Credit Agreement or any hedging agreement, in each case, burdening any of the Interests, the Properties or the Company, including authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Liens, if applicable, and (B) the Company as a Loan Party and as a Subsidiary Guarantor under each Credit Agreement and all other obligations of the Company under any Credit Agreement, in each case, concurrently with the payment of the Purchase Price.

(x)            Secretary’s Certificate. Seller shall deliver to Buyer a certificate of Buyer dated as of the Closing Date signed by an executive officer of Seller certifying (A) the resolutions of the Board of Managers of Seller approving the execution of this Agreement and consummation of the transactions contemplated hereunder, (B) the certificates of formation of Seller and the Company, (C) the limited liability company agreement of the Company and (D) all other documents evidencing other necessary corporate action, if any, with respect to the execution of this Agreement and consummation of the transactions contemplated hereunder.

(xi)           Preliminary Settlement Statement. Seller shall deliver to Buyer a counterpart to the Preliminary Settlement Statement, duly and validly executed by Seller.

(xii)         Preliminary Settlement Statement. Buyer shall deliver to Seller a counterpart to the Preliminary Settlement Statement, duly and validly executed by Buyer.

(xiii)        Bank Account Authorizations. Seller shall deliver to Buyer evidence of terminations of the powers of attorney and bank authorizations listed on Schedule 3(a)(xxv).

(xiv)        Joint Written Instructions. Seller shall deliver to the Escrow Agent a counterpart of joint written instructions pursuant to the Escrow Agreement authorizing the release of the Deposit to Seller, duly executed by Seller.

(xv)         Joint Written Instructions. Buyer shall deliver to the Escrow Agent a counterpart of joint written instructions pursuant to the Escrow Agreement authorizing the release of the Deposit to Seller, duly executed by Buyer.

(xvi)        Mutual Release and Termination Agreement. Seller shall deliver to Buyer a counterpart to a mutual release and termination agreement (the “Mutual Release and Termination Agreement”), in the form attached hereto as Schedule V.

11.           Adjustments to the Purchase Price.

(a)            Adjustments to the Initial Purchase Price. The Initial Purchase Price shall be adjusted, without duplication, as follows:

(i)            increased or decreased with respect to income, revenues, proceeds and Property Costs with respect to the Properties as follows:

(A)           decreased, by an amount equal to the aggregate revenues received by Seller or any of its Affiliates (including, prior to the Closing, the Company) and (I) earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Date (net of any (x) Royalties paid or paid on behalf of Seller or any of its Affiliates (including, prior to the Closing, the Company), (y) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons, and (z) Property Costs that are deducted by the applicable purchasers of production) or (II) otherwise with respect to the Midstream Assets or the other Properties that is attributable any period from and after the Effective Date;

(B)            increased, by an amount equal to the aggregate revenues received by Buyer or any of its Affiliates following the Closing (and in each case to the extent not remitted to Seller or its Affiliates) and (I) earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period prior to the Effective Date (net of any (x) Royalties paid or paid on behalf of Buyer or any of its Affiliates (including, after the Closing, the Company), (y) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons (including Post-Production Cost Sales Taxes but excluding Company Taxes and Income Taxes), and (z) Property Costs that are deducted by the applicable purchasers of production) or (II) otherwise with respect to the Midstream Assets or the other Properties that is attributable any period prior to the Effective Date;

(C)            increased, by an amount equal to the amount of all Property Costs actually paid by or on behalf of Seller or any of its Affiliates (including, prior to the Closing, the Company) in connection with the ownership and operation of any Properties from and after the Effective Date, except in each case any costs already deducted in the determination of proceeds in Section 11(a)(i)(A);

(D)           decreased, by an amount equal to the amount of all Property Costs (I) actually paid by or on behalf of Buyer or any of its Affiliates following the Closing or (II) incurred by the Company and unpaid as of immediately prior to the Closing, in each case, in connection with the ownership and operation of any Properties prior to the Effective Date, except in each case any costs already deducted in the determination of proceeds in Section 11(a)(i)(B) and any costs that are paid by or on behalf of Seller or any of its Affiliates (including, prior to the Closing, the Company) or that are incurred by the Company and unpaid as of immediately prior to the Closing relating to the operations described on Schedule 11(a)(i)(E); and

(E)            increased by the amount of all Property Costs actually paid by or on behalf of Seller or any of its Affiliates (including, prior to the Closing, the Company) in connection with the operations described on Schedule 11(a)(i)(E);

(ii)            adjusted for Imbalances, Hydrocarbon inventory and Hydrocarbons in storage, in each case, as of the Effective Date as follows:

(A)           decreased by the aggregate amount owed by the Company to Third Parties for Imbalances attributable to periods prior to the Effective Date (on the basis of the applicable Settlement Price);

(B)           increased by the aggregate amount owed to the Company by Third Parties for Imbalances attributable to periods prior to the Effective Date (on the basis of the applicable Settlement Price); and

(C)           increased by the aggregate amount equal to the Company’s share of any Hydrocarbons in tanks or storage facilities produced from or credited to the Oil and Gas Properties as of the Effective Date based upon the quantities in tanks or storage facilities as of the Effective Date multiplied by the applicable Settlement Price, except to the extent the proceeds thereof are received by Seller or any of its Affiliates (including, prior to the Closing, the Company);

(iii)           decreased with respect to Defects in accordance with Section 7(a)(i) and Section 7(a)(ii);

(iv)          decreased, by an amount equal to the aggregate amount, if any, of Indebtedness of the Company as of immediately prior to the Closing;

(v)           decreased, by an amount equal to the aggregate amount, if any, of any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller that are payable by the Company (whether before, on or after the Closing Date) and unpaid as of immediately prior to the Closing or paid by the Company prior to the Closing (excluding any such fees or commissions that are satisfied out of the proceeds of the Closing Payment);

(vi)          adjusted in accordance with Section 16, as applicable;

(vii)         decreased by an amount equal to the aggregate amount, if any, of all (I) Excluded Costs incurred by the Company but unpaid as of immediately prior to the Closing or (II) costs or expenses incurred by the Company but unpaid as of immediately prior to the Closing unrelated to the Properties or the business of the Company;

(viii)        increased or decreased, as applicable, with respect to certain Taxes as follows:

(A)            increased, by the amount of all Post-Effective Date Company Taxes that are paid or otherwise economically borne by Seller or its Affiliates (including, prior to the Closing, the Company);

(B)            decreased, by the amount of all Pre-Effective Date Company Taxes that are paid, payable or otherwise economically borne by Buyer or its Affiliates (including, after the Closing, the Company); and

(ix)           increased, or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b)            Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a draft statement (the “Preliminary Settlement Statement”) showing (i) Seller’s good faith estimate of the Purchase Price as of the Closing Date after giving effect to the adjustments provided for in Section 11(a) above, including Seller’s computations upon which such estimate is based, (ii) the accounts and amounts of disbursements that Seller designates and nominates to receive the portions of the Closing Payment, if other than Seller, and (iii) the wiring instructions for all such payments and disbursements. Seller shall supply to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Seller shall cause its Representatives to be available upon reasonable advance notice and during normal business hours to answer any reasonable questions that Buyer may have with respect to the Preliminary Settlement Statement delivered by Seller and any adjustments set forth therein. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Buyer may deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. Buyer and Seller shall attempt in good faith to agree upon such adjustments prior to Closing. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Initial Purchase Price at Closing; provided that if agreement is not reached, Seller’s computation with respect to any such unagreed matters shall be used at Closing, absent manifest error, subject to further adjustment under subsection (c) below.

(c)            Adjustment Post Closing. On or before one hundred twenty (120) days after Closing, but no earlier than ninety (90) days after the Closing, Buyer shall prepare and deliver to Seller a draft final settlement statement (the “Final Settlement Statement”) setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 11(a), based on the most recent actual figures for each adjustment. Seller shall reasonably assist Buyer in preparation of the Final Settlement Statement by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Buyer to facilitate such process post-Closing. Buyer shall, at Seller’s request, make reasonable documentation in Buyer’s possession available to Seller to support the final figures. Buyer shall cause its Representatives to be available upon reasonable advance notice and during normal business hours to answer any questions that Seller may have with respect to the Final Settlement Statement delivered by Buyer and any adjustments set forth therein. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of the Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes that Seller proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Buyer’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such report shall prevail. If Seller fails to timely deliver a written report to Buyer containing changes Seller proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Buyer will be deemed to be correct and mutually agreed upon by the Parties and, without limiting the application of Section 19(a)(iii) or Buyer’s right to indemnity under Section 14(a)(iii) for Seller Taxes, will be final and binding on the Parties and not subject to further audit or arbitration. The Parties shall undertake to agree on the final statement of the Purchase Price no later than thirty (30) days following Seller’s receipt of Buyer’s Final Settlement Statement delivered hereunder. In the event that the Parties cannot reach agreement as to the Final Settlement Statement of the Purchase Price within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 11(c) to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Arbitrator”) for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11(d). The Accounting Arbitrator’s determination shall be made as soon as reasonably practicable after submission of the matters in dispute and, without limiting the application of Section 19(a)(iii) or Buyer’s right to indemnity under Section 14(a)(iii) for Seller Taxes, shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Section 11 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 11(c)), or penalties to any Party with respect to any matter. Seller, on the one hand, and Buyer, on the other hand, shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one half and Buyer shall bear one-half of the fees, costs, and expenses of the Accounting Arbitrator. Within five (5) Business Days after the earlier of (x) the expiration of Seller’s thirty (30) day review period without delivery of any written report or (y) the date on which the Parties or the Accounting Arbitrator finally determines the Purchase Price, (i) if the adjusted Purchase Price exceeds the sum of the Closing Payment plus the Deposit, Buyer shall pay to the Persons as directed by Seller by wire transfer of immediately available funds to an account(s) designated by Seller in writing an amount in cash equal to such excess or (ii) if the sum of the Closing Payment plus the Deposit exceeds the adjusted Purchase Price, Seller shall pay to Buyer by wire transfer of immediately available funds to an account(s) designated by Buyer in writing an amount in cash equal to such excess. The post-Closing adjustment of the Purchase Price pursuant to the Final Settlement Statement is not intended to permit the introduction of different accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques or estimation methods with respect to financial statements from the Accounting Principles.

All adjustments to the Initial Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP and COPAS (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control), as consistently applied by the Company and Seller prior to Closing (the “Accounting Principles”), except that the Accounting Principles shall not apply to any adjustments under Section 11(a)(viii) to the extent inconsistent with the provisions of Section 19(a), and (ii) without duplication. When available, actual figures will be used for the adjustments to the Initial Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Seller’s good faith estimates will be used subject to final adjustments in accordance with the terms hereof.

For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available. Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Date. The terms “earned” and “incurred,” as used in this Section 11, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles. Subject to the foregoing and except for amounts for which the Purchase Price is adjusted hereunder and without limiting the other provisions of this Agreement: (A) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds, if any) and shall remain responsible for all Property Costs, in each case attributable to the Properties for the period of time prior to the Effective Date and all assets or properties excluded from the transactions contemplated by this Agreement, and (B) subject to the occurrence of the Closing, Buyer (via the Company) shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to the Properties for the period of time from and after the Effective Date, and shall be responsible for all Property Costs attributable to the Properties for the period of time from and after the Effective Date. From and after the date of the Final Settlement Statement for a period of twenty-four (24) months after the Closing, (1) Buyer shall cause the Company to fully disclose, account for and remit to Seller any revenues to which Seller is entitled pursuant to this Section 11(e) (including any amounts that may result from Pre-Effective Date Audits) reasonably promptly after Company’s or its Affiliates’ receipt of same, (2) Seller shall fully disclose, account for and remit to Buyer (for the benefit of the Company) any revenues to which Buyer and the Company is entitled pursuant to this Section 11(e) reasonably promptly after Seller’s or its Affiliates’ receipt of same, (3) should Buyer, or any Affiliate of Buyer (including the Company), pay or receive any invoice or claim for any Property Costs for which Seller is responsible pursuant to this Section 11(e) (including any amounts that may result from Pre-Effective Date Audits), then Buyer shall promptly forward such invoice or claim or proof of payment thereof to Seller, and Seller shall promptly thereafter reimburse or pay Buyer such Property Costs, and (4) should Seller, or any Affiliate of Seller, after Closing pay or receive any invoice or claim for any Property Costs for which Buyer is responsible pursuant to this Section 11(e), then Seller shall promptly forward such invoice or claim or proof of payment thereof to Buyer, and Buyer shall promptly thereafter reimburse or pay Seller such Property Costs.

12.           Change of Company Name. Buyer agrees that (a) within one hundred and twenty (120) days after the Closing Date, it will cause the Company to take all necessary steps to change the Company’s names so as not to include, and cease doing business under any name that includes, the word “BKV,” or any derivative thereof, (b) at any time after the Closing Date, Seller and any of Seller’s Affiliates may engage in business in the oil and gas industry or any other activity using a name that includes the word “BKV,” and (c) after the Closing Date, Buyer will and will cause the Company, at the expense of Seller or any of Seller’s Affiliates, as applicable, to take all necessary steps to consent to the formation by Seller or any of Seller’s Affiliates of any entity under a name, and the use of a name by that entity, that includes the word “BKV” in any jurisdiction, to the extent contemplated by clause (b) of this Section.

13.          Termination.

(a)            Termination. This Agreement may be terminated at any time prior to Closing:

(i)             by the mutual prior written consent of Seller and Buyer;

(ii)            by either Seller or Buyer upon written notice to the other Party, if Closing has not occurred on or before June 21, 2024 (the “Outside Date”); provided, however, that if the Closing has not occurred prior to such date solely as a result of the Third Party operator of the Properties seeking to enforce a claim (or purported claim) with respect to a Preferential Right affecting any Properties prior to such date, then, without any further action by the Parties, the Outside Date shall automatically be extended to the date that is five (5) Business Days after the earlier of (A) the date on which the time period for exercising such Preferential Right (or purported Preferential Right) expires without exercise by such Third Party operator and (B) such Preferential Right (or purported Preferential Right) is waived in writing or exercised by such Third Party operator; or

(iii)           by either Seller or Buyer upon notice to the other Party, if a final non-appealable Order has been entered restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

 provided, however, that no Party shall be entitled to terminate this Agreement under Section 13(a)(ii) if (A) the Closing has failed to occur as a result of such Party’s material breach of its representations, warranties, covenants or agreements hereunder that would give rise to a failure of any of the conditions specified in Section 8 or Section 9, as applicable, or (B) Buyer is entitled to and is enforcing its right to specific performance of this Agreement under Section 13(b)(ii) below.

(b)            Effect of Termination.

(i)             If this Agreement is terminated pursuant to Section 13, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5(a)(iii), 13, 15, 17, 20(c) through 20(k), 20(m) through 20(r), all of which shall survive and continue in full force and effect indefinitely).

(ii)            In the event that (A) Buyer is entitled to terminate this Agreement under Section 13(a)(ii) and (B) the Closing has not occurred as a result of Seller’s material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (including Seller’s failure to consummate the transactions contemplated by this Agreement at the Closing upon satisfaction of the conditions set forth in Section 9 herein) and (C) all conditions precedent of Seller set forth in Section 9 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, covenants or agreements hereunder), then Buyer, at its sole option, may elect to (1) be entitled to specific performance of the terms of this Agreement (plus the recovery from Seller of all costs and expenses, including reasonable attorney’s fees, incurred by Buyer in enforcing such right of specific performance) or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement, in which case (y) Buyer shall be entitled to receive the entirety of the Deposit, and (z) Buyer shall be entitled to all other remedies to which Buyer is legally entitled at law or in equity by virtue of such material breach or failure by Seller, provided that Buyer may not recover any amounts in excess of an amount equal to ten percent (10%) of the Initial Purchase Price (it being understood by the Parties that such limitation is in addition to, and not in lieu of, the obligation of Seller to return the entirety of the Deposit to Buyer as required hereunder). If Buyer delivers to Seller written notice of termination of this Agreement pursuant to Section 13(a)(ii) and is entitled to receive the Deposit pursuant to this Section 13(b)(ii), then the Parties shall, within two (2) Business Days after Buyer’s termination election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Buyer.

(iii)           In the event that (A) Seller is entitled to terminate this Agreement under Section 13(a)(ii), (B) the Closing has not occurred as a result of Buyer’s material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (including Buyer’s failure to consummate the transactions contemplated by this Agreement at the Closing upon satisfaction of the conditions set forth in Section 8 herein), and (C) all conditions precedent of Buyer set forth in Section 8 have been satisfied or waived in writing by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s representations, warranties, covenants or agreements hereunder), then Seller shall be entitled to terminate this Agreement and thereupon receive the entirety of the Deposit, it being understood and agreed by the Parties that Seller’s receipt of the Deposit shall constitute liquidated damages hereunder, and Seller’s right to terminate this Agreement under Section 13(a)(ii) and receive the Deposit as liquidated damages shall be the sole and exclusive remedy available to Seller for any breach or failure of any representation, warranty, covenant or agreement of Buyer contained in this Agreement if the Closing does not occur (including any Buyer’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth herein). THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. If Seller delivers to Buyer written notice of termination of this Agreement pursuant to Section 13(a)(ii) and is entitled to receive the Deposit pursuant to this Section 13(b)(iii), then the Parties shall, within two (2) Business Days after Seller’s termination election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Seller.

(iv)           In the event that this Agreement is terminated for any reason and Seller is not entitled to the Deposit under Section 13(b)(iii) above, then the Parties shall, within two (2) Business Days after said termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Buyer.

(v)           Seller acknowledges that as express consideration for Buyer entering into this Agreement and Seller’s representations, warranties and covenants set forth herein, Seller covenants and agrees that solely with respect to Buyer’s rights under Section 13(b)(ii), (i) the rights of Buyer to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if Seller violates or fails or refuses to perform any covenant or agreement made by it herein, Buyer may be without an adequate remedy at law, (ii) Buyer would be irreparably harmed by any breaches by Seller of its respective obligations to consummate the transactions hereunder as and when required by Seller hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Buyer’s rights under Section 13(b)(ii), (iv) Buyer shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to Buyer’s rights under Section 13(b)(ii), including all other remedies available at law or in equity, including monetary damages, (v) no Seller nor any of its Affiliates, nor their respective Representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to Buyer’s rights under Section 13(b)(ii) and (vi) Seller agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 13(b)(ii). Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement pursuant to Section 13(a).

14.            Indemnification.

(a)            Seller Indemnification. Subject to the limitations set forth in Section 14(d) hereof, from and after the Closing, Seller hereby agrees to be responsible for, pay and indemnify, defend and hold harmless Buyer and its Affiliates (including the Company), and the respective shareholders, members, equityholders, officers, directors, employees, attorneys, contractors and agents thereof (the “Buyer Indemnified Parties”), from and against any and all claims, judgments, awards, causes of action, liabilities, obligations, Taxes, guarantees, damages, losses, deficiencies, costs, penalties, fines, interest and expenses of any kind or character, including without limitation, cost of investigation, monitoring, settlement and defense, and reasonable attorneys’ fees and expenses (collectively, “Losses”), arising out of, based upon, attributable to or resulting from (i) any breach of any representation or warranty on the part of Seller contained in this Agreement; (ii) any breach of any covenant of Seller contained in or pursuant to this Agreement or (iii) any of the Specified Liabilities.

(b)            Buyer Indemnification. Subject to the limitations set forth in Section 14(d) hereof, from and after Closing, Buyer hereby agrees to be responsible for, pay indemnify, defend and hold Seller and its Affiliates, and the respective shareholders, members, equityholders, officers, directors, employees, attorneys, contractors and agents thereof (the “Seller Indemnified Parties”), harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in this Agreement.

(c)            Indemnification Procedures.

(i)             If a Party is entitled to indemnification under this Section 14 (the “Indemnified Party”), it shall give notice of such claim (“Claim”) to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 14(d)(ii), settlement of such Claim at its expense by Representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense of such Claim is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such Claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the Claim. If the Indemnifying Party fails or does not assume the defense of any such Claim within fifteen (15) days after written notice of such Claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 14(d)(ii), settle such Claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(ii)            If the Indemnifying Party does not assume the defense of a Claim involving the asserted liability of the Indemnified Party under this Section 14, no settlement of such Claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a Claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person and no effect on any other Claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

(iii)           In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds actually received by the Indemnified Party related to the applicable Losses less the reasonable out of pocket costs incurred by the Indemnified Party in pursuing and obtaining any such insurance proceeds. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses the subject of indemnification under this Agreement.

(iv)           With respect to any Title Defect that also constitutes a breach or inaccuracy of the Special Warranty of Title, Seller shall not be obligated to provide indemnification for any Losses pursuant to Section 14(a)(i) with respect to such breach or inaccuracy of the Special Warranty of Title in duplication of any amounts by which the Purchase Price is adjusted downward in respect of such Title Defect pursuant to Section 11(a)(iii).

(v)           To the extent the provisions of this Section 14(c) are inconsistent with Section 19(f), Section 19(f) shall control with respect to such matter.

(d)            Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(i)             Seller shall not have any obligation to provide indemnification pursuant to Section 14(a)(i) for any individual Loss (i) unless the amount of such Loss exceeds two hundred and fifty thousand dollars ($250,000.00) and (ii) until and unless the aggregate amount of all such Losses exceeds [***] percent ([***]%) of the Purchase Price (the “Deductible”), after which point Seller shall only be liable for such indemnification to the extent such Losses exceed the Deductible.

(ii)            Seller shall not be obligated to indemnify or hold Buyer harmless pursuant to Section 14(a)(i) for an aggregate amount in excess of the twenty (20%) percent of the Purchase Price.

(iii)           Seller shall not be obligated to indemnify or hold Buyer harmless pursuant to this Agreement for an aggregate amount in excess of the Purchase Price.

(iv)          The limitations set forth in Section 14(d)(i) and Section 14(d)(ii) shall not apply to or otherwise limit any Losses arising out of, or based upon, any breach or inaccuracy of any of Seller’s Fundamental Representations, the Special Warranty of Title, or the representations and warranties in Section 3(a)(xv) (or any of Seller’s indemnity obligations related thereto).

(v)            (A) the Fundamental Representations of each Party shall survive the Closing until the date which is six (6) years after the Closing Date, (B) the Special Warranty of Title shall survive the Closing Date until the date that is eighteen (18) calendar months after the Closing Date, (C) the representations and warranties of Seller set forth in Section 3(a)(xv) shall survive the Closing until the date which is thirty (30) days after the expiration of the statutes of limitations applicable to such matters, (D) the other representations and warranties of any Party contained in this Agreement that are not described in the foregoing clauses (A) through (C) shall survive the Closing until the date which is twelve (12) calendar months after the Closing Date, and, in each case, thereafter neither Seller, Buyer, nor any officer, director, employee, Affiliate or of Seller or Buyer (as applicable) shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representations and warranties. The covenants and agreements of each Party that contemplate performance on or prior to Closing shall survive the Closing until the date which is twelve (12) calendar months after the Closing Date. The covenants and agreements of Seller under Section 14(a)(iii) shall survive the Closing until (I) with respect to the “Specified Liabilities” set forth in subparts (c) of the definition thereof, the date that is twelve (12) months after the Closing Date, (II) with respect to the “Specified Liabilities” set forth in subpart (a) of the definition thereof, the date that is four (4) years after the Closing Date, (III) with respect to the “Specified Liabilities” set forth in subpart (e) of the definition thereof, the date that is thirty (30) days after the expiration of the statutes of limitations applicable to such matters, (IV) with respect to the “Specified Liabilities” set forth in subpart (b) of the definition thereof, until resolved, and (V) with respect to the “Specified Liabilities” set forth in subpart (d) of the definition thereof, indefinitely. Notwithstanding the foregoing, a representation, warranty, covenant or agreement shall not expire with respect to any Claim for indemnification timely made with respect to such representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, until such Claim is finally resolved. The other covenants and agreements of each Party that contemplate performance after Closing shall survive the Closing for the period contemplated by its terms, or if no such period is contemplated, until the expiration of the statute of limitations period applicable thereto.

(vi)          Each Indemnified Party shall use its commercially reasonable efforts to take, and cause its Affiliates to use their respective commercially reasonable efforts to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that nothing in this Section 14(d)(iv) regarding such mitigation efforts shall require any Indemnified Party to expend any material amount of money or incur any material obligation, nor shall anything in this Section 14(d)(iv) regarding such mitigation efforts require Buyer or the Company to own the Properties in a manner that is not in the Ordinary Course of Business or that is inconsistent with the Company’s ownership of the Properties in any material respect.

(vii)         Any payments made to Seller or Buyer pursuant to this Section 14 shall constitute an adjustment of the Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Applicable Law.

(viii)        Losses for which an Indemnifying Party is obligated to indemnify an Indemnified Party under this Section 14 with respect to breaches of such Party’s representations, warranties or covenants shall be calculated without giving effect to any qualifiers as to materiality or Material Adverse Effect set forth in any such representations or warranties. For the avoidance of doubt, this Section 14(d)(viii) shall not be deemed to disregard any dollar amounts or monetary thresholds set forth in any representation or warranty in Article 3 or Article 4 (and, for the avoidance of doubt, in no event shall “Material Contract” be read to mean “Contract” nor shall “Material Adverse Effect” in Section 3(a)(xxiv)(B) be disregarded).

(e)            EXPRESS NEGLIGENCE. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS SECTION SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. SELLER AND BUYER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

15.           Commissions. Notwithstanding anything herein to the contrary, including any limitations set forth in Section 14, Seller agrees to be responsible for, pay and indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding made or alleged to have been made by, or on behalf of, Seller, the Company or any Affiliate of either Seller or the Company or any of their respective members or shareholders with any advisor, broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything herein to the contrary, including any limitations set forth in Section 14, Buyer agrees to be responsible for, pay and indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding made or alleged to have been made by, or on behalf of, Buyer or any Affiliate of Buyer (other than the Company), with any advisor, broker or finder in connection with this Agreement or the transaction contemplated hereby.

16.           Casualty Loss. If prior to the Closing, any Properties are subject to damage by fire or other casualty event or any Properties are expropriated or taken in condemnation or under right of eminent domain (a “Casualty Event”), this Agreement shall remain in full force and effect. In the event that the amount of the aggregate adverse economic effect (including the costs and expenses of repair or restoration) associated with any Casualty Event with respect to any Properties exceeds individually or in the aggregate one million Dollars ($1,000,000), then the Purchase Price shall be reduced by an amount equal to the remainder of (a) aggregate adverse economic effect (including the costs and expenses of repair or restoration) associated with any Casualty Event minus (b) the aggregate amount of insurance proceeds, claims and recoveries that the Company would reasonably be likely to receive from any Person (other than Buyer or any Affiliate of Buyer) with respect to such Casualty Event. In the event that the amount of the aggregate adverse economic effect (including the costs and expenses of repair or restoration) associated with any Casualty Event with respect to any Properties does not exceed individually or in the aggregate one million Dollars ($1,000,000), then the Purchase Price shall not be reduced on account of such Casualty Event, and Seller shall pay or cause to be paid to the Company all sums received by Seller or any of its Affiliates as of the Closing from Third Parties by reason of such Casualty Event and assign to the Company all of the right, title and interest of Seller or any of its Affiliates, if any, in and to any claims against or unpaid proceeds or other payments from Third Parties arising out of such Casualty Event, including, insurance proceeds with respect to such Casualty Event.

17.           Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by electronic mail (“email”), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	Sabre Energy Development LLC
1400 Post Oak Blvd Suite 1000
Houston, Texas 77056
Phone: (713) 217-2725
Email: [***]
Attention: Stephanie Divin

If to Seller:	BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Telephone: (720) 375-9680
Email: [***]
Attention: Lindsay Larrick

With copies to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Telephone: (713) 229-1227
Email: [***]
Attention: Scott Looper

and shall be considered delivered on the date of receipt except if not delivered on a Business Day, in which case notice shall be considered delivered on the next Business Day after the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other Party, in the manner provided in this Section 17, at least ten (10) days prior to the effective date of such change of address.

18.           Records. Within ten (10) days after the Closing Date, Seller shall deliver, or cause to be delivered to Buyer, any and all Records that are in the possession or control of Seller or any Affiliate of Seller and that are not already in the possession of the Company as of the Closing Date. Notwithstanding the foregoing but subject to Section 5(g)(iii), upon reasonable prior notice, Seller shall have the right, at the sole cost and expense of Seller, to make copies of such Records delivered to Buyer and, upon request and during normal business hours, Seller shall have the right to inspect or make copies of such Records in Buyer’s possession from and after the Closing Date until the date twelve (12) months after the Closing Date.

19.           Tax Matters.

(a)            Company Taxes.

(i)             Seller shall be allocated and bear all Pre-Effective Date Company Taxes, and Buyer shall be allocated and bear all Post-Effective Date Company Taxes.

(ii)            For purposes of determining the amounts of any Pre-Effective Date Company Taxes and any Post-Effective Date Company Taxes: (A) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes that are Income Taxes, that are Pennsylvania impact fees or that are ad valorem, property or similar Company Taxes imposed on a periodic basis) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Company Taxes occurred; (B) Company Taxes that are based upon or related to payments, sales or receipts or imposed on a transactional basis (other than such Company Taxes that are Income Taxes, are Pennsylvania impact fees, are ad valorem, property or similar Company Taxes imposed on a periodic basis, or described in clause (A)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Company Taxes occurred; (C) Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis, including Pennsylvania impact fees, pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Company Tax based on the number of days in the portion of the Straddle Period that occur before the date on which the Effective Date occurs, on the one hand, and the number of days in the portion of the Straddle Period that occur on or after the date on which the Effective Date occurs, on the other hand; and (D) Company Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by determining (I) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Date occurs, which amount shall be a Pre-Effective Date Company Tax, and (II) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Date occurs, which amount shall be a Post-Effective Date Company Tax. For purposes of applying this Section 19(a)(ii) with respect to Company Taxes that consist of Pennsylvania impact fees, each Tax period shall begin on January 1st and end on December 31st of the year for which such Pennsylvania impact fees are assessed.

(iii)           To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 11(b) or Section 11(c), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 11(c), timely payments will be made from one Party to the other Party to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under this Section 19(a).

(b)            Tax Returns. After the Closing Date, excluding any Tax Returns and Company Taxes required to be filed and/or paid by a Third Party operator, Buyer shall prepare or cause to be prepared all Tax Returns with respect to Company Taxes for all Pre-Effective Date Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date (“Buyer-Prepared Returns”) and shall pay or cause to be paid all Taxes shown thereon. Each such Buyer Prepared Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Buyer shall, reasonably in advance of the due date of each Buyer Prepared Return (taking into account any applicable extensions), deliver a draft of any such Buyer Prepared Return (together with all supporting documentation and workpapers) to Seller for its review and comment and Buyer will cause such Buyer Prepared Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and provide a copy thereof to Seller. The Parties acknowledge and agree that (i) this Section 19(b) is intended to solely address the timing and manner in which certain Tax Returns and Company Taxes shown thereon are paid to the applicable Governmental Authority, and (ii) nothing in this Section 19(b) shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties.

(c)            Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or the Properties. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)            Tax Refunds. Seller shall be entitled to any and all refunds and credits attributable to Company Taxes economically borne (directly or indirectly) by Seller, and Buyer shall be entitled to any and all refunds and credits attributable to Company Taxes economically borne (directly or indirectly) by Buyer. If a Party or its Affiliate (i) receives a refund of Company Taxes or (ii) receives or realizes a Tax benefit attributable to any credit, in each case, to which another Party is entitled pursuant to this Section 19(d), such recipient Party shall forward to the entitled Party the amount of such refund or Tax benefit within thirty (30) days after such refund is received or such Tax benefit is received or realized, as applicable, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund or Tax benefit.

(e)            Intended U.S. Federal Income Tax Treatment; Purchase Price Allocation. Each of Seller and Buyer intend for the transactions contemplated in this Agreement to be treated as a sale of the Properties by Seller to Buyer for U.S. federal, and applicable state and local, income tax purposes. Seller and Buyer shall use commercially reasonable efforts to agree on an allocation of the Purchase Price among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement Under Section 1060) within thirty (30) days after the date on which the Purchase Price is finally determined pursuant to Section 11 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. To the extent allowed under applicable U.S. federal income tax law, the Purchase Price Allocation shall be consistent with the Allocated Amounts (as ultimately adjusted hereunder). If the Parties reach an agreement with respect to the Purchase Price Allocation: (i) the Parties shall, and shall cause their respective Affiliates to, report consistently with the Purchase Price Allocation on Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060), which Buyer and Seller shall timely file with the Internal Revenue Service unless otherwise required by a change in Applicable Law occurring after the date the Parties agree to the Purchase Price Allocation; (ii) the Parties shall use commercially reasonable efforts to update the Purchase Price Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement; (iii) the Parties shall not assert, and cause their respective Affiliates not to assert, in connection with any audit or Proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the Purchase Price Allocation; and (iv) if the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of such dispute will promptly notify and consult the other Party and keep such other Party apprised of material developments concerning the resolution of such dispute; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Purchase Price Allocation. If Buyer and Seller cannot mutually agree on the Purchase Price Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith.

(f)            Tax Contests. If, after the Closing Date, a Party or its Affiliate receives notice of an audit or administrative or judicial proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to a Pre-Effective Date Period (a “Pre-Effective Date Tax Contest”), such Party shall notify the other Party within ten (10) days of receipt of such notice; provided, that the failure to provide such notice by such Party shall not relieve the other Party of its obligations under this Agreement, except to the extent such failure materially prejudices such other Party’s ability to defend against such Pre-Effective Date Tax Contest. Seller shall have the option, at Seller’s sole cost and expense, to control any such Pre-Effective Date Tax Contest and may exercise such option by providing written notice to Buyer within ten (10) days of receiving notice of such Pre-Effective Date Tax Contest. Buyer shall control, at Seller’s sole cost and expense, any Pre-Effective Date Tax Contest that Seller does not elect (or does not timely elect) to control pursuant to the preceding sentence. The Party that controls a Pre-Effective Date Tax Contest shall (i) keep the other Party reasonably informed of the progress of such Pre-Effective Date Tax Contest, (ii) permit the other Party (and its counsel) to participate, at the other Party’s sole cost and expense, in such Pre-Effective Date Tax Contest, including in meetings with the applicable Governmental Authority and (iii) not settle, compromise and/or concede any portion of such Pre-Effective Date Tax Contest without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, a Party or its Affiliate receives notice of an audit or administrative or judicial proceeding with respect to any Company Tax or Tax Return with respect to Company Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), such Party shall notify the other Party within ten (10) days of receipt of such notice. Buyer shall control any Straddle Period Tax Contest; provided, that Buyer shall (x) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority, and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)            Tax-Deferred Exchange. Each Party shall have the right to elect to use the acquisition contemplated herein to complete a tax-deferred exchange under Section 1031 of the Code (a “Tax Deferred Exchange”), provided, that the Closing shall not be delayed by reason of a Tax Deferred Exchange. If a Party (“Exchanging Party”) elects to effect a Tax Deferred Exchange, the other Party agrees to reasonably cooperate with the Exchanging Party to effect the transaction as a Tax Deferred Exchange. The Exchanging Party may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, that the Exchanging Party shall remain responsible to the other Party for the full and prompt performance of its delegated duties. The Parties acknowledge and agree that, notwithstanding any other provision in this Section 19(g) to the contrary, neither any assignment of this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulation Section 1.1031 (k)-1(g)(4)(iii)) nor any other actions taken by a Party in connection with a Tax Deferred Exchange shall release the Exchanging Party from any of its respective liabilities and obligations to the other Party under this Agreement. No Party makes any representation or warranty with respect to the qualification of any of the transactions contemplated by this Agreement, including this Section 19(g), as qualifying as a “like-kind exchange” under Section 1031 of the Code. In consideration for the cooperation of the other Party, the Exchanging Party shall agree to pay all reasonable additional costs of the other Party associated with the Exchanging Party’s election to engage in a Tax Deferred Exchange and shall indemnify and hold the other Party, its Affiliates and their respective shareholders, members, equityholders, officers, directors, employees, attorneys, contractors and agents harmless from and against all Losses resulting from its participation in any Tax Deferred Exchange undertaken pursuant to this Section 19(g) pursuant to the request of the Exchanging Party.

(h)            Transfer Taxes. If any sales, transfer, document recording or similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) for any reason, Buyer, on the one hand, and Seller, on the other hand, shall each bear 50% of any such Transfer Taxes. Without limiting the foregoing provisions of this Section 19(h), the entity primarily responsible under Applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes. If such entity is Buyer or an Affiliate of Buyer (including the Company), then Seller will reimburse Buyer for 50% of such Transfer Taxes, and if such entity is Seller or an Affiliate of Seller, then Buyer will reimburse Seller for 50% of such Transfer Taxes, in each case, at least three (3) Business Days prior to the date (including any extensions that have been obtained) that such Transfer Taxes would become delinquent if not paid by such date; provided that (i) the entity seeking reimbursement shall submit a reimbursement request to the Party from whom reimbursement is sought at least ten (10) days prior to the date such reimbursement is required pursuant to this sentence, which request shall set forth the calculation of such Transfer Taxes to be paid, and (ii) any such reimbursement request must be submitted within three (3) years of the Closing Date, notwithstanding anything to the contrary in Article 14 or elsewhere herein. The Parties shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

20.            Miscellaneous Matters.

(a)            Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Interests to Buyer or to fully vest title to the Properties in the Company.

(b)            Regulatory Approvals. Each Party shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Authority required to be obtained or made by Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

(c)            Parties Bear Own Expenses/No Special Damages. Except as otherwise provided herein, each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement (including that Seller shall bear and pay all such expenses incurred by the Company prior to or at the Closing). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF BUYER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (other than lost profits, indirect, consequential, special or punitive damages (i) suffered by third Persons for which responsibility is allocated between the Parties under this Agreement or (ii) that constitute direct damages under Applicable Law).

(d)           Entire Agreement. This Agreement, the Confidentiality Agreement (subject to the terms hereof), the Assignment, the Mutual Release and Termination Agreement, the Escrow Agreement and the other documents, certificates and instruments to be executed and delivered to Buyer and Seller pursuant to the terms hereof (collectively, the “Transaction Documents”) constitute the entire understanding of the Parties with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, both oral and written, among the Parties with respect to such subject matter. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 20(d).

(e)            Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought. No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(f)            Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction), except that, as to matters relating to title to and conveyancing of the Properties, the laws of the State of Pennsylvania shall apply as to the property located in (or otherwise subject to the laws of) such state.

(g)            Venue; Jurisdiction; Waiver of Jury Trial.

(i)             Except as to any dispute, controversy, matter or claim arising out of or in relation to or in connection with (A) the calculation or determination of the Purchase Price pursuant to Section 11 (which shall be resolved exclusively in accordance with Section 11(c)) or (ii) any Disputed Defect Matters (which shall be resolved exclusively in accordance with Section 7(e)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Delaware Court of Chancery and if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and each Party hereby irrevocably consents to the exclusive jurisdiction of such court in connection with any Dispute or Proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the Delaware Court of Chancery and if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware.

(ii)            To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (A) waives such immunity in respect of its obligations with respect to this Agreement and (B) submits to the personal jurisdiction of any court described in Section 20(g)(i). Further, each of the Parties agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 17 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this Section 20(g).

(iii)           The Parties agree that a Dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(iv)           EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE).

(h)            Headings, Time of Essence, Etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(i)             No Assignment. Except as provided in Section 19(g), no Party shall have the right to assign its rights or obligations under this Agreement, without the prior written consent of the other Party first having been obtained and any transfer or delegation made without such consent shall be void; provided that Buyer shall have the right to assign this Agreement to any Affiliate. Unless otherwise agreed in writing by the non-assigning Party, no assignment of this Agreement shall relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

(j)            Successors and Assigns. Subject to the limitation on assignment contained in Section 20(i) above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(k)            Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

(l)            Exclusive Remedy; Waiver. If the Closing occurs, the sole and exclusive remedies of each of Buyer and Seller for any (i) claim relating to any representations, warranties, covenants and agreements contained in this Agreement that survives the Closing (other than for Fraud of Seller or Buyer, as applicable), (ii) other claim pursuant to or in connection with this Agreement (other than for Fraud of Seller or Buyer, as applicable) and (iii) other claim relating to the Interests or the purchase and sale thereof (other than for Fraud of Seller or Buyer, as applicable), shall be (A) any right to indemnification for such claim that is expressly provided in this Agreement, (B) the rights set forth in Section 7(e) with respect to Disputed Defect Matters, (C) the rights set forth in Section 11 with respect to Purchase Price adjustments post-Closing, (D) the right to seek specific performance for the breach or failure of Seller or Buyer to perform any covenants under this Agreement required to be performed by Seller or Buyer, respectively, after Closing or (E) as otherwise set forth in any other Transaction Document. If no such right of indemnification for such claim is expressly provided in this Agreement or in any other Transaction Document, then (other than for Fraud of Seller or Buyer, as applicable) as of the Closing, any such claim is hereby waived and released to the fullest extent permitted by Applicable Law, and if the Closing occurs, Buyer shall also be deemed to have waived and released, to the fullest extent permitted under Applicable Law, any right to contribution against Seller (including, without limitation, any contribution claim arising under the Comprehensive Environmental Response, Compensation and Liability Act or corresponding or comparable state law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any Applicable Law or otherwise (other than any claims arising out or attributable to Fraud or the willful misconduct of Seller), in each case, relating to the claims described in this Section 20(l).

(m)           No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided herein (including, without limitation, rights to indemnity expressly granted herein to the Seller Indemnified Parties and Buyer Indemnified Parties); provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

(n)            Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price as provided herein, and vice versa.

(o)            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, and notwithstanding the fact that Buyer may be a partnership or limited liability company, Seller, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document, no Persons other than Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 20(i) (and their respective permitted successors and assigns, collectively, the “Buyer Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Buyer (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder or member of Buyer (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (iii) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 20(i) (each, but excluding for the avoidance of doubt, the Buyer Recourse Parties, a “Buyer Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 20(i) against the Buyer Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Buyer Party Affiliate, as such, for any obligations of Buyer (or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 20(i)) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(p)            Retention of Counsel. The Parties acknowledge that Baker Botts L.L.P. has represented Seller in connection with this Agreement and the transactions contemplated hereby. Buyer, for itself and its successors and assigns, hereby irrevocably waives, and agrees to cause the Company after the Closing Date to irrevocably waive, any actual or potential conflict arising from any representation by Baker Botts L.L.P. of Seller against Buyer in connection with any dispute or proceeding arising under or in connection with this Agreement after the Closing Date to the extent such actual or potential conflict arises solely on the basis that Baker Botts L.L.P. also represented the Company in connection with the preparation of this Agreement prior to the Closing, even in the event of any adversity between the interests of Seller, on the one hand, and Buyer and/or the Company or any of their respective Affiliates, on the other hand, in any such matter. Buyer also agrees that, as to all communications among Baker Botts L.L.P. and Seller prior to Closing that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a Party to this Agreement, on the other hand, after the Closing, Buyer may cause the Company to assert the attorney-client privilege to prevent disclosure of confidential communications by Baker Botts L.L.P. to such third party; provided, however, that Buyer may not cause the Company to waive such privilege without the prior written consent of Seller.

(q)            Definitions.

(i)             Certain Defined Terms. When used in this Agreement the following terms shall have the respective meanings assigned to them in this Section 20(q):

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting securities, pursuant to a written agreement, or otherwise; provided, however, the Company shall be deemed to be an Affiliate of Seller (and not of Buyer or its Affiliates) for all periods prior to the Closing, and the Company shall be deemed to be an Affiliate of Buyer (and not of Seller or its Affiliates) for all periods after the Closing.

“Affiliate Contract” means any Contract between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand.

“Allocated Amount” means the amount of the Purchase Price allocated to each Oil and Gas Property on Schedule II.

“Anti-Corruption Laws” shall mean all Applicable Laws relating to domestic or foreign corruption or bribery, political contributions, or money laundering, including without limitation the FCPA and the UK Bribery Act 2010.

“Applicable Environmental Laws” means any law, common law, ordinance, or regulation of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Substances (including the use, handling, transportation, production, disposal, discharge or storage thereof), the environmental conditions on, under, or about any real property including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, code, regulation, requirement, order, judgment or decree of any Governmental Authority or any arbitrator.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Houston, Texas and Denver, Colorado are authorized or obligated by Applicable Law to close.

“Buyer’s Knowledge” means the actual knowledge of Buyer’s officers or any of its respective management-level employees, without any duty of inquiry.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Taxes” means any Taxes imposed on or with respect to the Company or the Properties; provided, however, that Company Taxes shall not include (a) Flow-Through Income Taxes, (b) Transfer Taxes or (c) Post-Production Cost Sales Taxes.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 1, 2024, by and between the Company and Sabre Energy Partners LLC.

“Contract” means any legally binding agreement, contract, lease, sublease, easement, right-of-way, indenture, mortgage, license, instrument, arrangement or commitment.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Agreements” means, collectively, (a) that certain Credit Agreement, dated June 16, 2022, among BKV Corporation, Bangkok Bank Public Company Limited, as administrative agent, and certain other financial institutions, as lenders, as amended from time to time, and all Loan Documents (as defined in such Credit Agreement) associated therewith, and (b) that certain Credit Agreement, dated August 24, 2022, among BKV Corporation, Bangkok Bank Public Company Limited, as administrative agent, and certain other financial institutions, as lenders, as amended from time to time, and all Loan Documents (as defined in such Credit Agreement) associated therewith.

“Data Room” means the electronic documentation site entitled “Project Bronco” established by DFS Venue on behalf of Seller.

“Defect” means an Environmental Defect or Title Defect, as the context requires.

“Effective Date” means 9:00 a.m., local time at the location of the Properties, on April 1, 2024.

“Environmental Defect” means any event occurring or condition with respect to the Properties that represents a violation of, or otherwise gives rise to current liability under, any Applicable Environmental Law, or that presently requires (or if known, would presently require) Remediation under Applicable Environmental Laws, other than (a) any plugging and abandonment obligations associated with the Wells (including surface equipment removal and restoration obligations) or (b) any event or condition to the extent caused by or relating to asbestos, asbestos containing materials or NORM (except in each case of clauses (a)-(b) to the extent any failure to perform such obligations or conditions currently require corrective action under or otherwise represent a current violation of Applicable Environmental Laws).

“Environmental Liabilities” means all reasonable costs (including remedial, removal, response, clean-up, investigation or monitoring costs), Losses, expenses, liabilities, obligations, and other responsibilities arising from or under either Applicable Environmental Laws or Third Party claims relating to the environment, and which relate to the Properties or the ownership or operation of the same, including all reasonable costs and expenses of assessment, investigation, remediation, or other corrective action associated with obligations to remediate releases of Hazardous Substances or to correct a condition of noncompliance with Applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement dated as of the date of this Agreement among Seller, Buyer and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fraud” means, with respect to a party, common law fraud involving an actual and intentional misrepresentation of a material fact with respect to the making of any representation or warranty in this Agreement.

“Fundamental Representations” means, as applicable (a) with respect to Seller, the representations and warranties set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iii), 3(a)(v), 3(a)(vi)(A)(I), 3(a)(vi)(B)(I)-(III), 3(a)(vi)(C), 3(a)(xxii), 3(a)(xxvi), 3(a)(xxxv) and 3(a)(xxxvi), and (b) with respect to Buyer, the representations and warranties set forth in Sections 4(a), 4(b), 4(c), 4(d)(i), 4(i) and 4(l).

“GAAP” means generally accepted accounting principles in the United States of America from time to time, consistently applied.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Authority” means any federal, state, municipal, judicial, legislative or regulatory authority, commission or agency.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (a) a “foreign official” as defined in the FCPA, (b) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (c) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substances” means, with the exception of all water and constituted thereof produced from the Oil and Gas Properties, (i) any substance that is designated, defined or classified under any Applicable Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Applicable Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined Hydrocarbons and petroleum products and (iii) radioactive materials, asbestos, asbestos-containing materials, per-and poly-fluoroalkyl substances, or polychlorinated biphenyls.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing.

“Imbalance” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, processing agreements and gathering or transportation agreements.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (i) above (but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness” means all obligations of the Company (a) for money borrowed, whether or not evidenced by bonds, debentures, notes or other similar instruments (including any letter of credit, banker’s acceptance or related reimbursement agreement, to the extent drawn, and any seller notes issued in connection with any acquisition undertaken by the Company); (b) relating to any lease that is required to be classified as a capital lease in accordance with GAAP; (c) under any interest rate protection agreement or similar agreement (valued on a fair market value basis); (d) all obligations of such Person evidenced by loans, bonds, mortgages, debentures, indentures, notes or debt securities or other debt instrument; (e) to guarantee or be liable for obligations of the types described in clause (a)-(c), of any other Person; and (f) for any accrued interest, prepayment premium or penalty or other costs, fees or expenses related to any of the foregoing; provided, however, that the “Indebtedness” of the Company shall not include obligations that were incurred by the Company on ordinary trade terms to vendors, suppliers or other Persons providing goods and services for use by the Company in the Ordinary Course of Business.

“Leased Real Property” means all leasehold or subleasehold estates and other similar rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property, in each case, other than any Oil and Gas Properties, Midstream Assets and/or Surface Rights and Rights of Way.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, wherever and whenever asserted, including those arising under any Applicable Law or Proceeding and those arising under any Contract or permit.

“Lien” means any lien, encumbrance, security interest, pledge, adverse claim, charge, mortgage, deed of trust, collateral assignment, restriction, option, conditional sales contract, right of first refusal, easement, adverse interest or encumbrance whatsoever and any agreement, option, trust or other preferential arrangement to give effect to, or having the practical effect of, any of the foregoing.

“Lowest Cost Response” means the response required or allowed under Applicable Environmental Laws then-in effect that addresses and resolves (for current and future use consistent with currently use) the identified Environmental Defect in the most cost-effective manner (considered as a whole) as compared to any other applicable response that is required or allowed under Applicable Environmental Laws. The Lowest Cost Response may include taking no action, leaving the condition unaddressed, periodic monitoring, or the recording of notices in lieu of remediation, if any such actions are allowed by Applicable Environmental Laws with respect to the applicable Environmental Defect. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees; (b) expenses for matters that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities; (c) overhead costs of Buyer or its Affiliates; (d) costs and expenses that would not have been required under Applicable Environmental Laws as they exist on the Closing Date; and (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under Applicable Environmental Laws.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that, individually or in the aggregate, has a material and adverse effect on (i) the business, assets, ownership, operation, condition (financial or otherwise) or results of operations of the Company or the Properties, taken as a whole or (ii) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that for purposes of the foregoing clause (i), no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or changes in Hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) any change in Applicable Laws, or the interpretation thereof, after the date of this Agreement (except to the extent the same materially and disproportionately affects the Company relative to other participants in the industries in which the Company operates); or (d) the taking of any action expressly required by this Agreement.

“Material Contracts” means the following types of Contracts to which the Company is a party or by which the Company, the Interests or any of the Properties are bound (or any of the following types of Contracts to which Seller or any of its Affiliates is a party, to the extent related to the Company, the Interests, or its business or operations with respect to ownership of the Properties); provided that with respect to any Contract entered into by a Third Party operator of the Properties on behalf of the Company, this definition is limited to such Contracts of which Seller has Knowledge:

(a)	any (i) Contract that contains or constitutes an existing area of mutual interest agreement or an agreement that includes non-competition or non-solicit restrictions or other similar restrictions on doing business or from hiring or soliciting any employees; and (ii) farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, pooling agreement, communitization agreement, joint ownership agreement, or any similar Contract;

(b)	all Hydrocarbon or water sales, marketing, transportation, storage, gathering, supply, exchange, processing and similar agreements that are not terminable by the Company without penalty on sixty (60) or fewer days’ notice without the payment of money or delivery of other consideration and (ii) any futures, options, swaps or other derivatives with respect to the sale of production that will be binding on the Company, the Interests or the Properties after Closing;

(c)	any Contracts between the Company and any Affiliate of the Company that will be binding on the Company, the Interests or the Properties after Closing;

(d)	any Contracts related to the Properties under which (i) the Company has received in excess of $200,000 of revenues within one (1) year prior to the date of this Agreement or (ii) the Company would reasonably be expected to receive in excess of $200,000 of revenues during the current or any subsequent one (1) year period;

(e)	any Contract to acquire, sell, lease (other than the Leases) or otherwise dispose of (1) assets or properties with a purchase or sales price in excess of $200,000 or (2) any capital stock or other equity interest of the Company or other business or entity, including any acquisition, lease or disposition pursuant to which the Company has any remaining obligation (including obligations in respect of deferred purchase price) or potential Liability;

(f)	any partnership, including any tax partnerships, joint venture contract, participation, exploration or development contract, joint operating agreement, salt water or produced water disposal agreement, bottom hole agreement, acreage contribution agreement, unitization, pooling and other communitization agreement, transportation, disposal and water injection agreement or similar Contract with any remaining drilling or development obligations or unexpired acreage or wellbore earning rights;

(g)	any Contract providing for forced or voluntary pooling, forced or voluntary unitization, a carry, a backin, earnout, reversionary Working Interests in favor of Third Parties, or other contingent payment or obligation;

(h)	any loan agreement, note, mortgage, indenture, security agreement, financing statement or other Lien filing and any other Contract relating to Indebtedness;

(i)	any lease (other than a Lease) under which the Company is the lessor or lessee of real or personal property, which lease (i) cannot be terminated by such Person without penalty upon not more than sixty (60) days’ notice, and (ii) involves an annual base rental in excess of $200,000;

(j)	any employment, independent contractor or consulting Contract for employees, officers, directors, independent contractors or consultants of the Company;

(k)	any Contract with a professional employer organization, employee staffing services or leasing agency, or other similar provider of contract labor to the Company;

(l)	any Contract for the pending purchase by or sale of real or personal property of the Company (other than sales of Hydrocarbons or items of inventory in the Ordinary Course of Business) for an amount in excess of $200,000;

(m)	any Contract containing an acreage dedication, volume commitment or take-or-pay, advance payment, prepayment or similar provision or requiring Hydrocarbons to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefore or similar provision;

(n)	any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;

(o)	any Contract providing for any call upon, option to purchase or similar rights with respect to the Properties or to the production therefrom or the processing thereof;

(p)	any Contract that can reasonably be expected to involve expenditures by the Company in excess of $200,000 during the current or any subsequent one (1) year period;

(q)	any hedging contract; and

(r)	any other Contracts with a value in excess of $200,000.

“Midstream Assets” has the meaning set forth in the definition of Properties.

“Midstream Systems” means each of those certain Midstream Assets that are operated as a single unit as described and depicted on Exhibit A-4.

“Net Leasehold Acres” shall be computed separately for each Lease which is described in Exhibit A-3 and shall mean, for each such Lease, (a) the number of acres of lands covered by such Lease (i.e. gross acres), multiplied by (b) the lessor’s mineral interests in oil and gas covered by such Lease in such lands, multiplied by (c) the Company’s undivided interest in such Lease insofar as it covers such lands (provided that if items (b) or (c) vary as to different areas covered by the Lease, a separate calculation shall be done for each such area).

“Net Revenue Interest” means, with respect to any Well or Unit set forth on Exhibit A-2 or Undeveloped Lease set forth on Exhibit A-3, the interest (expressed as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, Unit or Undeveloped Lease (as applicable) after giving effect to all Royalties.

“Oil and Gas Properties” means all of the Company’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases and top leases, oil, gas and mineral leases and top leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests, including those described on Exhibit A-1 and A-3 (the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon, including those listed on Exhibit A-2 (the “Wells”) and (ii) any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units.

“Ordinary Course of Business” means the ordinary course of business of Seller and the Company, consistent with their past practices and customs, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual or expense.

“Owned Real Property” means real property owned in fee, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, other than any Oil and Gas Properties, Midstream Assets and/or Surface Rights and Rights of Way.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Effective Date Company Taxes” means all Company Taxes attributable to any Post-Effective Date Period and the portion of any Straddle Period beginning at the Effective Date, as determined in accordance with Section 19(a).

“Post-Effective Date Period” means any Tax period beginning at or after the Effective Date.

“Post-Production Cost Sales Taxes” means any sales, use or similar Taxes that are imposed on or with respect to gathering, processing, and transportation activities in connection with sales of Hydrocarbons, the costs of which are or were actually taken into account as “gathering, processing, and transportation costs” in the application of Section 11(a)(i)(B).

“Pre-Effective Date Company Taxes” means all Company Taxes attributable to any Pre-Effective Date Period and the portion of any Straddle Period ending immediately prior to the Effective Date, as determined in accordance with Section 19(a).

“Pre-Effective Date Period” means any Tax period ending before the Effective Date.

“Proceeding” means any arbitration, litigation, action, proceeding, investigation, audit or suit (whether civil, criminal or administrative) commenced, brought or conducted by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Properties” means all of the Company’s assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including (a) all goodwill related thereto and (b) the Company’s right, title, and interest in and to the following: (i) the Oil and Gas Properties; (ii) interests under or derived from all Contracts to the extent binding on the Company or the Properties; (iii) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the ownership or operation of the Oil and Gas Properties or the Midstream Assets (the “Surface Rights and Rights of Way”); (iv) equipment, machinery, fixtures and other tangible personal property and improvements located on or used in connection with the Oil and Gas Properties; and (v) any gathering, transportation, gas compression and other similar assets used or held for use in connection with the ownership and operation of the Oil and Gas Properties, including such assets described and depicted on Exhibit A-4 and including the Company’s interest in the Midstream Systems (collectively, the “Midstream Assets”).

“Property Costs” means (a) all out-of-pocket operating expenses and capital expenses (including costs of insurance, employees, rentals, shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred by the Company in the ownership and operation of the Properties, and (b) any COPAS overhead costs charged to the Company by Third Party operators in respect of the Oil and Gas Properties under any applicable Contracts that are consistent with or included in the methodologies and categories set forth in the lease operating statements provided in the Data Room, but in all cases excluding any liabilities, losses, costs, and expenses attributable to: (i) Taxes; (ii) curing and/or Remediating (or attempting to cure and/or Remediate) any Defects asserted by Buyer pursuant to this Agreement; (iii) the cure or attempt to cure any breach of this Agreement or any other Transaction Document; (iv) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to Seller or any Affiliate of Seller (other than the Company) or charged or chargeable by Seller or any Affiliate of Seller (other than the Company); (v) personal injury or death, property damage, torts, breach of Contract, or violation of or non-compliance with any Applicable Law; (vi) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning of facilities, closing pits, and restoring the surface around such Wells, facilities, and pits; (vii) obligations with respect to Imbalances; (viii) obligations to pay Royalties or other co-interest owners revenues or proceeds relating to suspense funds (including any escheat payments or related fines or penalties); (ix) repair or replacement of any Properties as a result of any Casualty Event; (x) costs incurred for the acquisition of the Oil and Gas Properties described on Schedule 5(b); (xi) any Losses that constitute Specified Liabilities or, subject to the limitations set forth in Article 14, for which Seller has agreed hereunder to indemnify, defend or hold harmless any Buyer Indemnified Parties; or (xii) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (xi) (the liabilities, costs and expenses described in the foregoing clauses (ii)-(vi) and (x)-(xii) are referred to as the “Excluded Costs”).

“Records” means all books, files, records, corporate records and books, data, information and correspondence of or related to the Company or the Properties, including, to the extent transferable without material restriction (including a material restriction against assignment without prior consent), or payment of a transfer or licensing fee under third party agreements not advanced or reimbursed by Buyer, all studies, surveys, reports, proprietary geologic, geophysical and seismic data (with respect to seismic, whether now existing or acquired by Company, Seller or any of the Affiliates following the date hereof) (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other proprietary data (in each case whether in written or electronic format) in the actual possession or control of Seller or the Company or an Affiliate of Seller or the Company or which Seller or the Company or an Affiliate of Seller or the Company has the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s written election, at Buyer’s expense) and all records, information, data and files relating to the ownership, development and operation of the Properties, including all title records, prospect information, title opinions, title insurance reports/policies, property ownership reports, customer lists, supplier lists, sales materials, promotional materials, operational records, maps, drawings technical records, production and processing records, division order, lease, land and right-of-way files, accounting files and contract.

“Required Consent” means, any requirement that a Third Party’s consent be obtained in order for Seller to convey the Interests if the failure to obtain such consent could reasonably be expected to (i) render the conveyance of the Interests or any interest in the Properties invalid, void or voidable, or (ii) give rise to the right to terminate, or result in the termination of, a Property under the express terms thereof.

“Remediate” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required under Applicable Environmental Laws to cure or remove Hazardous Substances or a violation of or liability under Applicable Environmental Laws. The terms “Remediation” and “Remediated” shall have correlative meanings.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties; provided, however that Royalties shall expressly exclude Taxes.

“Seller Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, change-in-control, termination pay, deferred compensation, retirement or pension payments, bonuses, performance awards, retention payments, incentive compensation, equity or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and any plans that would be “employee benefit plans” within the meaning of Section 3(3) of ERISA if they were subject to ERISA (such as foreign plans and plans for directors) (each such plan, program, policy, practice, Contract or other arrangement, a “Benefit Plan”) which, in each case, is or ever has been sponsored, maintained, contributed to, or required to be contributed to, by Seller or any of its Affiliates for the benefit of any present or former employee or officer, director, consultant, other individual service provider or similar representative of Seller or any of its Affiliates (or their respective beneficiaries or dependents), and with respect to which Seller or any of its Affiliates has or may have any Liability or obligation on behalf of any of such individuals.

“Seller Taxes” means (i) any and all Pre-Effective Date Company Taxes, (ii) any and all Taxes (other than Company Taxes and Transfer Taxes) of or imposed on Seller or any of its direct or indirect owners or Affiliates (other than the Company) for any Tax period, (iii) any Taxes imposed on the Company or for which the Company otherwise becomes liable by reason of having been a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes on or prior to the Closing Date, (iv) any and all Taxes imposed on or with respect to the ownership or operation of any assets expressly excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement or (v) Taxes of a Person (other than the Company) for which the Company is or becomes liable as a transferee or successor, by contract or other agreement or arrangement, assumption, or operation of law, which Taxes relate to an event or transaction occurring, or a contract or other agreement or arrangement entered into, prior to the Closing Date; provided, however, that no such Tax will constitute a Seller Tax to the extent such Tax was economically borne by Seller after taking into account the combined effect of any adjustments made pursuant to Section 11, together with any payments made from one Party to another Party with respect to such Tax pursuant to Section 19(a)(iii).

“Seller’s Knowledge” means the actual knowledge of those persons listed on Schedule K of the Disclosure Schedule.

“Settlement Price” means the actual price as of the Effective Date under the applicable Hydrocarbon sales or marketing Contract applicable to the relevant Hydrocarbons, or if there is no such Contract, the applicable monthly settlement price published in S&P Global Platt’s Inside FERC Gas Market Report for the Tennessee Zone 4 300L Index.

“Specified Liabilities” means any Losses related to or arising out of:

(a)	(i) the employment or engagement, or termination of employment or engagement, of any employee or independent contractor of Seller or its Affiliates or other individual providing services to the Company during any period on or prior to Closing, including misclassification or failure to pay wages or compensation to any such employee or independent contractor or other individual providing services to the Company, in each case, to the extent incurred or arising on or prior to the Closing Date, or (ii) any Seller Plan and Seller’s and its Affiliates’ responsibilities under ERISA;

(b)	any Proceeding or other matter described on Schedule 3(a)(iv) or required to be set forth on Schedule 3(a)(iv) in order for the representation and warranty in Section 3(a)(iv) to be true and correct when made;

(c)	the gross negligence or willful misconduct of the Company or any of its Affiliates with respect to the Company’s or its Affiliate’s ownership or operation of the Properties prior to the Closing Date;

(d)	any assets or properties expressly excluded from the transactions contemplated by this Agreement pursuant to the terms of this Agreement; or

(e)	Seller Taxes.

“Straddle Period” means any Tax period beginning before and ending after the Effective Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person or Persons in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person or Persons).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, excise, estimated taxes, customs duties and fees (including the Pennsylvania impact fee), (ii) any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the items described in the preceding clause (i), and (iii) any liability in respect of any items described in the preceding clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of Applicable Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of Applicable Law) or otherwise.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with a Governmental Authority with respect to any Tax (including any schedules and attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or the Company.

“Third Party” means any Person other than Seller, Buyer, the Company or any of their respective Affiliates as of the applicable date of determination.

“Title Defect” means any individual Lien, obligation, burden, or defect or other matter, including a discrepancy in Net Leasehold Acres, Net Revenue Interest or Working Interest that results in the failure of the Company to have Defensible Title to any individual Well, Unit or Undeveloped Lease, but shall not include any Permitted Encumbrances.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Working Interest” means, with respect to any Well or Unit, the interest (expressed as a decimal) in and to such Well or Unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Unit, but without regard to the effect of any Royalties.

(ii)            Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Introduction
Accounting Arbitrator	11(c)
Accounting Principles	11(d)
Alternate Transaction	5(k)
Asserted Defects	6(a)
Assignment	10(a)(iii)
Balance Sheet	3(a)(xiii)
Balance Sheet Date	3(a)(xiii)
Buyer	Introduction
Buyer-Prepared Returns	19(b)
Buyer Indemnified Parties	14(a)
Buyer Recourse Parties	20(o)
Buyer Party Affiliate	20(o)
Casualty Event	16
Claim	14(c)(i)
Closing	10(a)
Closing Date	10(a)
Closing Payment	2(c)
Company	Introduction

Deductible	14(d)(i)
Defect Amount	7(b)
Defect Arbitrator	7(e)(ii)
Defect Date	6(a)
Defect Notice	6(a)
Defensible Title	6(b)
Deposit	2(b)(i)
Disclosure Schedule	3(a)(i)(2)
Dispute	20(g)
Disputed Defect Matters	7(e)(i)
Enforceability Exceptions	3(a)(iii)
Environmental Arbitrator	7(e)(ii)
Environmental Defect Deductible	7(d)(i)
Environmental Disputed Matter	7(e)(i)
Environmental Permits	3(a)(xxiii)(C)
Exchanging Party	19(g)
Excluded Costs	20(q)
Final Settlement Statement	11(c)
Financial Statements	3(a)(xiii)
Indemnified Party	14(c)(i)
Indemnifying Party	14(c)(i)
Individual Defect Threshold	7(d)
Initial Purchase Price	2(a)
Insurance Policies	3(a)(xviii)
Interests	Recitals
Land(s)	20(q)
Leases	20(q)
Losses	14(a)
Midstream Assets	20(q)
Mutual Release and Termination Agreement	10(a)(xvi)
Net Acre Defect Amount	7(b)(ii)
NORM	3(b)
Order	3(a)(vi)
Party(ies)	Recitals
Permits	3(a)(ix)
Phase I	5(a)(ii)
Phase II	5(a)(ii)
Permitted Encumbrance	6(b)(iii)
Pre-Closing Occurrences	5(i)
Pre-Effective Date Audits	5(m)
Pre-Effective Date Tax Contest	19(f)
Preferential Rights	3(a)(viii)
Preliminary Settlement Statement	11(b)
Purchase Price	2(a)
Purchase Price Allocation	19(e)
Securities Act	4(f)

Seller	Introduction
Seller Indemnified Parties	14(b)
Special Warranty of Title	3(a)(xxxix)
Straddle Period Tax Contest	19(f)
Surface Rights and Rights of Way	20(q)
Tax Deferred Exchange	19(g)
Transfer Taxes	19(h)
Title Arbitrator	7(e)(ii)
Title Benefit	7(c)
Title Benefit Amount	7(c)
Title Defect Deductible	7(d)(ii)
Title Disputed Matter	7(e)(i)
Trade Control Laws	3(a)(xlii)
Transaction Documents	20(d)
Undeveloped Lease	6(b)(ii)
Units	20(q)
Wells	20(q)
Withholding Agent	2(d)

(r)             Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)             the singular number includes the plural number and vice versa;

(ii)            reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)           reference to any gender includes each other gender;

(iv)           except for in the Disclosure Schedule, reference to any agreement (including this Agreement), document or instrument means, unless specifically provided otherwise, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)            reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)           reference in this Agreement to any Section, Schedule or Exhibit means such Section hereof or Schedule or Exhibit thereto;

(vii)          “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision thereof;

(viii)         “including” (and with correlative meaning “include”) and “including, without limitation” means including without limiting the generality of any description preceding such term;

(ix)            “or” is not exclusive;

(x)             the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement;

(xi)            except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person;

(xii)           all references to “$” or “dollars” shall be deemed references to United States Dollars;

(xiii)         each accounting term not defined herein will have the meaning given to it under the Accounting Principles as interpreted as of the date of this Agreement;

(xiv)         If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day.

[Remainder of this Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date first set forth above.

SELLER:

BKV CORPORATION

By:	/s/ Chris Kalnin
Name:	Chris Kalnin
Title:	CEO

[Signature Page to Agreement of Sale and Purchase of Membership Interests]

BUYER:

SABRE ENERGY DEVELOPMENT LLC

By:	/s/ James Obulaney
Name:	James Obulaney
Title:	Vice President

[Signature Page to Agreement of Sale and Purchase of Membership Interests]

LIST OF SCHEDULES AND EXHIBITS

Schedule I	Disclosure Schedule
Schedule II	Allocated Amount
Schedule III	Form of Assignment
Schedule IV	Form of Resignation Letter
Schedule V	Form of Mutual Release and Termination Agreement
Schedule K	Seller Knowledge Individuals
Schedule 3(a)(i)	Other Material Business or Operations
Schedule 3(a)(iv)	Pending Litigation
Schedule 3(a)(vi)(C)	No Conflicts
Schedule 3(a)(vii)	Material Contracts
Schedule 3(a)(viii)	Required Consents and Preferential Rights
Schedule 3(a)(x)	Inactive Wells
Schedule 3(a)(xi)	Payment of Expenses
Schedule 3(a)(xii)	Compliance with Laws
Schedule 3(a)(xiii)	Financial Statements
Schedule 3(a)(xiv)	Absence of Undisclosed Liabilities
Schedule 3(a)(xv)	Taxes
Schedule 3(a)(xvi)	Lease Provisions
Schedule 3(a)(xviii)	Insurance
Schedule 3(a)(xix)	Production Sales Contracts
Schedule 3(a)(xx)	AFEs
Schedule 3(a)(xxi)	Payout Balances
Schedule 3(a)(xxiii)	Environmental Laws
Schedule 3(a)(xxiv)	Absence of Changes
Schedule 3(a)(xxv)	Bank Accounts; Officers; Powers of Attorney
Schedule 3(a)(xxvii)	Credit Support Obligations
Schedule 3(a)(xxviii)	Suspense Funds
Schedule 3(a)(xxix)	Imbalances
Schedule 3(a)(xxxii)	Non-Consent Elections
Schedule 3(a)(xxxviii)(C)	Midstream Asset Matters
Schedule 5(b)	Interim Operations
Schedule 5(m)	Pre-Effective Date Audits
Schedule 11(a)(i)(E)	Rockefeller AFE Costs
Exhibit A-1	Leases
Exhibit A-2	Wells and Units with WI and NRI
Exhibit A-3	Undeveloped Lease with Net Leasehold Acres and NRI
Exhibit A-4	Midstream Assets